Exhibit 10.1

UNITED HYDROCARBON CORPORATION

- and -

EXCELARON LLC

- and -

MOGUL ENERGY INTERNATIONAL, INC.

- and -

BARISAN ENERGY LIMITED

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AUSTRALIAN OIL COMPANY LIMITED

- and -

WILLIAM DIVINE

- and -

VESTA CAPITAL CORP.

AMENDED AND RESTATED QUALIFYING TRANSACTION AGREEMENT

March 26, 2010

miller thomson llp

EXECUTION VERSION

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		5
1.1	Definitions	5
1.2	Singular, Plural, etc.	17
1.3	Currency	17
1.4	Headings, etc	17
1.5	Date for any Action	17
1.6	Governing Law	17
1.7	Attornment	17
1.8	Knowledge	18
1.9	Entire Agreement	18
1.10	Schedules	18
1.11	Amendment to Second Agreement	18

ARTICLE 2 THE QUALIFYING TRANSACTION		20
2.1	Amalgamation	20
2.2	Further Assurances	22
2.3	Implementation Covenants	22
2.4	Vesta Acknowledgment	26

ARTICLE 3 PUBLICITY		26
3.1	Publicity	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		27
4.1	Representations and Warranties of UHC and Covenants of UHC with respect to UHC Class A Common Shares	27
4.2	Representations and Warranties of Excelaron	34
4.3	Representations and Warranties of Mogul	42
4.4	Representations and Warranties of Barisan	45
4.5	Representations and Warranties of Vesta and Covenants of Vesta with respect to Subco	47
4.6	Representations and Warranties of AOC	54
4.7	Representations and Warranties of William Divine	54

ARTICLE 5 CONDUCT OF BUSINESS		55
5.1	Conduct of Business by UHC, Excelaron and Vesta	55
5.2	Conduct of Business by Barisan and Mogul	57

ARTICLE 6 COVENANTS		58
6.1	Representations and Warranties	58
6.2	Notice of Material Change	58
6.3	Books & Records	58
6.4	Additional Vesta Covenants	59
6.5	Non-Solicitation	59
6.6	Covenants of UHC	60
6.7	Covenants of UHC and Barisan	60
6.8	Covenants of UHC and Mogul	61
6.9	Mutual Covenants	61

ARTICLE 7 OTHER FILINGS		61

EXECUTION VERSION

7.1	Other Filings	61

ARTICLE 8 CONDITIONS		62
8.1	Certain Conditions Precedent	62
8.2	Additional Conditions Precedent to the Obligations of UHC	64
8.3	Additional Conditions Precedent to the Obligations of Mogul	65
8.4	Additional Conditions Precedent to the Obligations of Barisan	66
8.5	Additional Conditions Precedent to the Obligations of Vesta	66

ARTICLE 9 INDEMNIFICATION		67
9.1	Indemnification by UHC	67
9.2	Indemnification by Excelaron	67
9.3	Indemnification by Mogul	68
9.4	Indemnification by Barisan	68
9.5	Indemnification by Vesta	68
9.6	Notice of Claim	68
9.7	Procedure for Indemnification	68
9.8	General Indemnification Rules	69

ARTICLE 10 ARBITRATION		70
10.1	Issue Subject to Arbitration	70
10.2	Arbitration Process	70

ARTICLE 11 TERMINATION AND AMENDMENT		71
11.1	Termination	71
11.2	Effect of Termination	71
11.3	Fees and Expenses	71
11.4	Amendment	72
11.5	Waiver	72

ARTICLE 12 GENERAL		72
12.1	Confidentiality	72
12.2	Notices	72
12.3	Assignment	75
12.4	Further Assurances	75
12.5	Severability	75
12.6	Counterpart Execution	75
12.7	Third Party Beneficiary	75
12.8	Investigation by Parties	76

EXECUTION VERSION

AMENDED AND RESTATED QUALIFYING TRANSACTION AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT dated as of the 26th day of March, 2010,

AMONG:

UNITED HYDROCARBON CORPORATION, a corporation formed under the laws of Ontario

(“UHC”)

- and -

EXCELARON LLC, a limited liability corporation formed under the laws of California

(“Excelaron”)

- and -

MOGUL ENERGY INTERNATIONAL, INC., a corporation formed under the laws of the State of Delaware

(“Mogul”)

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BARISAN ENERGY LIMITED, a corporation formed under the laws of the Commonwealth of Australia

(“Barisan”)

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AUSTRALIAN OIL COMPANY LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia (“AOC”)

- and -

WILLIAM DIVINE, an individual resident in the State of California (“WD”)

- and -

EXECUTION VERSION

VESTA CAPITAL CORP., a corporation formed under the laws of Ontario

(“Vesta”).

RECITALS:

WHEREAS Vesta is a “CPC” (as hereinafter defined in the Policy (as hereinafter defined in Article 1)) and is required to complete a “Qualifying Transaction” (as hereinafter defined in Article 1);

AND WHEREAS Subco (as hereinafter defined in Article 1) is a corporation to be incorporated and wholly-owned by Vesta;

AND WHEREAS Excelaron is a California limited liability company and is the 100% owner of the Project (as hereinafter defined in Article 1);

AND WHEREAS AOC, Barisan and WD entered into an operating agreement on June 30, 2006, which Operating Agreement (as hereinafter defined in Article 1) was restated in its entirety effective February 1, 2008;

AND WHEREAS Barisan contributed US$1,000,000 to Excelaron on December 21, 2007;

AND WHEREAS the Operating Agreement provided, inter alia, that AOC owned a 50% Membership Interest (as hereinafter defined in Article 1), that WD owned a 50% Membership Interest and incorrectly stated that Barisan could earn a 10% Membership Interest by contributing US$1,000,000 to Excelaron and a further 10% Membership Interest by contributing a further US$1,000,000 to Excelaron;

AND WHEREAS the Operating Agreement should have, inter alia, ratified Barisan’s contribution of US$1,000,000 to Excelaron and provided that upon payment of such amount Barisan had earned an 8% Membership Interest, and should have provided that Barisan could earn a further 10% Membership Interest by contributing a further US$1,000,000 to Excelaron;

AND WHEREAS on February 1, 2008 the Membership Interests of each of AOC, Barisan and WD were as follows:

AOC	46%

Barisan	8%

WD	46%

AND WHEREAS AOC, Barisan, WD and UHC entered into a waiver and assumption agreement effective as of January 1, 2009 (a copy of which is attached hereto as Schedule “A”) (the “First Agreement”) pursuant to which WD transferred his Membership Interest to UHC, and UHC agreed to observe and perform all of the covenants and obligations of WD under the Operating Agreement as though UHC were an original signatory thereto;

EXECUTION VERSION

AND WHEREAS by agreement dated in counterparts on February 11 and February 12, 2009 (a copy of which is attached hereto as Schedule “B”) (the “Second Agreement”) between Excelaron and Mogul, and agreed to by each of Australian Oil Company #2 Ltd., a corporation incorporated under the laws of the Commonwealth of Australia (“AOC2”), Barisan and UHC: (a) UHC’s Membership Interest was reduced from a 46% Membership Interest to a 21% Membership Interest, AOC2’s Membership Interest was reduced from a 46% Membership Interest to a 35% Membership Interest, Barisan’s Membership Interest was reduced from an 8% Membership Interest to a 4% Membership Interest, with the remaining 40% Membership Interest unalloted but intended to be acquired by Mogul, subject to the terms of an agreement between Excelaron and Mogul, which agreement would be agreed to by each of AOC, Barisan and UHC, being finalized; and (b) Excelaron agreed to permit Mogul to subscribe for the Mogul Interest (as hereinafter defined in Article 1) in consideration of a total Capital Contribution (as such term is defined in the Second Agreement) of US$2,300,000, subject to the Mogul Interest being reduced in accordance with Section 4 of the Second Agreement;

AND WHEREAS the Second Agreement incorrectly includes AOC2 as a party to such agreement, rather than AOC, and incorrectly references AOC2 as the owner of certain Membership Interests, which Membership Interests were at all times owned by AOC;

AND WHEREAS, regardless of any references to AOC2 having any right, title or interest in the Membership Interests or any other rights under the Operating Agreement or the Second Agreement or otherwise with respect to the business and/or affairs of Excelaron, at all times all of the right, title and interest in the Membership Interests purportedly owned by AOC and/or AOC2 have been beneficially owned by AOC, and AOC2 had no interest in any such Membership Interests;

AND WHEREAS a list of the names of the members required to be maintained by Excelaron by the Beverly-Killea Limited Liability Company Act (1996) and the Membership Interests of each such members of Excelaron recorded on the list of members are as follows:

Barisan	4%
UHC	21%
AOC	35%
Mogul	40% (Subject to the terms of the Second Agreement)

AND WHEREAS the Operating Agreement has not been further amended to reflect any of the transactions described in the six immediately preceding recitals and, as such, each of AOC, Barisan, Mogul, WD, AOC and UHC have agreed to complete the Reorganization (as hereinafter defined) and to amend the Second Agreement on the terms set forth herein;

AND WHEREAS UHC and Barisan intend to complete the Barisan Transaction (as hereinafter defined in Article 1) prior to the closing of the Amalgamation (as hereinafter defined in Article 1) such that immediately following the Barisan Transaction UHC shall increase its Membership Interest in Excelaron to 25%, in the aggregate;

EXECUTION VERSION

AND WHEREAS UHC and Mogul intend to complete the Mogul Transaction (as hereinafter defined in Article 1) prior to the closing of the Amalgamation such that, immediately prior to completion of the Amalgamation, UHC shall purchase the Mogul Interest (as hereinafter defined in Article 1) thereby increasing its Membership Interest in Excelaron to 65%, in the aggregate;

AND WHEREAS Vesta, Subco and UHC propose to complete the Amalgamation wherein the business and assets of Subco and UHC will be combined such that upon completion of the Amalgamation, Amalco (as hereinafter defined in Article 1) shall be a wholly-owned Subsidiary (as hereinafter defined in Article 1) of Vesta and the assets and business of UHC, including inter alia, the UHC Initial Interest, the Barisan Interest (following completion of the Barisan Transaction) and the Mogul Interest (following completion of the Mogul Transaction), will become the main assets and business of Vesta;

AND WHEREAS, on the terms and subject to the conditions set forth herein, the Parties (as hereinafter defined in Article 1) intend to carry out the proposed Qualifying Transaction by way of a series of steps, including but not limited to, completion of the Amalgamation following which Vesta will indirectly own (through Amalco) a 65% Membership Interest in Excelaron;

AND WHEREAS the Parties entered into a qualifying transaction agreement dated as of January 12, 2010 (the “Original QT Agreement”), which agreement contemplated the Barisan Transaction and contemplated a transaction between Vesta and Mogul whereby Vesta agreed to acquire the Mogul Interest and agreed to issue 38,500,000 Vesta Shares to Mogul, at a deemed price of $0.20 per share;

AND WHEREAS the Parties entered into an extension agreement extending the “Deadline Date” from January 29, 2010 to February 17, 2010 dated as of January 29, 2010;

AND WHEREAS, despite not having a written agreement extending the “Deadline Date” from January 29, 2010 to the date hereof, the Parties acted in good faith to amend the terms of the transaction to work towards the Closing (as hereinafter defined in Article 1);

AND WHEREAS, in order to expedite the completion of the transactions contemplated in the Original QT Agreement and based on market conditions, Mogul agreed to accept $1,000,000 from UHC rather than 38,500,000 Vesta Shares, at a deemed price of $0.20 per share, as consideration for the Mogul Interest;

AND WHEREAS the Parties to the Original QT Agreement desire to amend and restate the Original QT Agreement in its entirety as set out herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereby covenant and agree as follows:

EXECUTION VERSION

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

(a)
“51-101 Report” means the independent technical report prepared by Chapman, entitled “Evaluation of Contingent Resources, Huasna Field, San Luis Obispo County, California, USA”, dated January 1, 2010, in compliance with National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities, concerning the Project, a copy of which has been delivered to Vesta, as amended from time to time and in form and substance satisfactory to the Approval Parties and as approved by the TSXV;

(b)	“Act” means the Business Corporations Act (Ontario), as from time to time amended or re-enacted;

(c)	“Agents” means, collectively, Fraser Mackenzie Limited, Salman Partners Inc. and Hampton Securities Incorporated;

(d)
“Agreement”, “this Agreement”, “herein”, “hereto” and “hereof” and similar expressions refer to this agreement, together with the schedules hereto, as the same may be amended or supplemented from time to time;

(e)	“Amalco” means the continuing corporation constituted upon the amalgamation of the Amalgamating Parties pursuant to the Amalgamation;

(f)	“Amalco Common Shares” means the common shares in the capital of Amalco;

(g)	“Amalgamating Parties” means together, UHC and Subco;

(h)	“Amalgamation” means an amalgamation of UHC and Subco pursuant to Section 174 of the Act on the terms and conditions set forth in this Agreement and the Amalgamation Agreement;

(i)
“Amalgamation Agreement” means the amalgamation agreement to be entered into among Vesta, UHC and Subco in respect of the Amalgamation, in the form to be agreed to between UHC and Vesta, each acting reasonably;

(j)	“Approval Parties” means, collectively, UHC, Excelaron, Mogul, Barisan and Vesta;

(k)	“Arbitration Act” means the Arbitration Act, 1991 (Ontario), as from time to time amended or re-enacted;

(l)	“Articles of Amalgamation” means the articles of amalgamation to be filed with the Ministry by Vesta in order to effect the Amalgamation;

EXECUTION VERSION

(m)	“Assignment and Assumption Agreement” means the agreement evidencing:

(i)	the assignment of the Mogul Interest to UHC;

(ii)	the assignment of right to appoint an equal number nominees to act as managers of Excelaron as provided in Schedule “A” to the Second Agreement, which nominees shall be acceptable to the TSXV; and

(iii)	the assumption of the obligation to make the US$800,000 payment contemplated by Section 2(d) of the Second Agreement, as amended by this Agreement, by UHC,

duly executed by UHC and Mogul in connection with the Mogul Transaction;

(n)	“Barisan Agreement” means the transfer agreement to be entered into among Barisan and UHC in connection with the Barisan Transaction;

(o)
“Barisan Interest” means Barisan’s 4% Membership Interest in Excelaron pursuant to the Second Agreement, as amended by this Agreement, subject to adjustment in accordance with Section 4 of the Second Agreement;

(p)
“Barisan Payment Amount” means the number of UHC Shares that will result in Barisan receiving 4,000,000 Vesta Shares, which number of UHC Shares shall be a minimum of 1,902,860 UHC Shares and a maximum of 2,253,013 UHC Shares, and will be equal to the quotient resulting from dividing 4,000,000 Vesta Shares by the Exchange Ratio;

(q)	“Barisan Transaction” means the sale of the Barisan Interest to UHC in exchange for the Barisan Payment Amount;

(r)	“Business Day” means any day excepting a Saturday or Sunday or a day recognized as a holiday in Toronto, Ontario;

(s)	“Certificate of Amalgamation” means the certificate of amalgamation issued by the Director in respect of the Amalgamation;

(t)	“Chapman” means Chapman Petroleum Engineering Ltd.;

(u)	“Claim” has the meaning ascribed thereto in Section ;

(v)	“Closing” means the completion of the Qualifying Transaction on the terms and subject to the conditions set forth in this Agreement;

(w)
“Contaminants” means any pollutant, contaminant or waste of any nature, including without limitation, any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance, dangerous good, or deleterious substance, as defined, judicially interpreted or identified in or for the purposes of any Environmental Laws;

EXECUTION VERSION

(x)	“Deadline Date” means April 30, 2010 or such other date as the Parties may, in writing agree;

(y)	“Debt Instrument” means loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money;

(z)	“Direct Claim” has the meaning ascribed thereto in Section ;

(aa)	“Director” means the Director appointed under Section 273 of the Act;

(bb)
“Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, Excelaron, but does not include any other rights of a Member, including the right to vote or to participate in management;

(cc)	“Effective Date” means the effective date of the Amalgamation as set forth in the Certificate of Amalgamation;

(dd)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

(ee)
“Encumbrances” means any charge, mortgage, lien, hypothec, pledge, claim, embargo, security interest, legal or conventional, moveable or immovable, specific or floating, whether created or arising by agreement, statute or otherwise, attaching to property, interests or rights, and shall be construed in the widest possible terms and principles known under applicable Laws;

(ff)
“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Government Authority pursuant to any Environmental Laws;

(gg)
“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment or disposition prior to the Effective Date of any Contaminants by any person in respect of which remedial action is required under any Environmental Laws or as to which any liability is currently or in the future imposed upon any person based upon the acts or omissions of any person prior to the Effective Date with respect to any Contaminants or reporting with respect thereto;

(hh)
“Environmental Laws” means all applicable Laws, including applicable common law and agreements with Government Authority, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals;

(ii)
“Excelaron Assets” means all of Excelaron’s right, title, estate and interest in and to its property and assets, real and personal, moveable and immovable, of whatsoever nature and kind and wheresoever situate, including, without limiting the generality of the foregoing, the Project;

EXECUTION VERSION

(jj)	“Excelaron Business” means the process of developing oil leases that are located in the State of California;

(kk)
“Excelaron Financial Statements” means the audited financial statements of Excelaron as at and for the financial years ended December 31, 2006, 2007 and 2008, including the notes thereto and the report of Excelaron’s auditors thereon, and the unaudited interim financial statements of Excelaron as at and for the nine month period ended September 30, 2009, copies of which will form part of the Filing Statement;

(ll)	“Excelaron Material Contracts” has the meaning ascribed thereto in Section ;

(mm)
“Excelaron Intellectual Property” means all registered or pending or common law intellectual property issued to or owned or held by Excelaron and used by it in carrying on the Excelaron Business including, without limiting the generality of the foregoing, all trade or brand names, business names, domain names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blueprints, drawings and designs, formulae, processes, technology and other intellectual property issued to or owned or held by Excelaron or used by Excelaron in carrying on the Excelaron Business, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing;

(nn)	“Exchange Ratio” means the exchange ratio set out beside the gross Canadian dollar amount of the UHC Financing, depending on the gross Canadian dollar amount of the UHC Financing:

Gross Canadian Dollar Amount of UHC Financing	Exchange Ratio

5,500,000 – 5,999,999.99	2.1021
6,000,000 – 6,499,999.99	2.0476
6,500,000 – 6,999,999.99	1.9946
7,000,000 – 7,499,999.99	1.9423
7,500,000 – 7,999,999.99	1.8932
8,000,000 – 8,499,999.99	1.8433
8,500,000 – 8,999,999.99	1.8025
9,000,000	1.7754

EXECUTION VERSION

(oo)	“Filing Statement” means the filing statement of Vesta to be prepared in accordance with the Policy in connection with the Qualifying Transaction;

(pp)
“Firmex Data Room” means the data room offered by Firmex Inc. and maintained by Aird & Berlis LLP in contemplation of the Qualifying Transaction, which data room, as of the date hereof, contains true and complete copies of those documents listed in Schedule “D” attached hereto;

(qq)	“GAAP” means Canadian and United States generally accepted accounting principles, as the case may be;

(rr)	“GEAR” means Griffiths Energy and Resources Inc.;

(ss)	“GEAR Advisory Agreement” means the advisory agreement between GEAR and UHC dated as of February 18, 2010;

(tt)
“GEAR Consulting Fee” means a minimum of 2,297,104 UHC Shares and a maximum of 5,764,999 UHC Shares, depending on the Exchange Ratio, payable to GEAR as a consulting fee pursuant to the GEAR Advisory Agreement;

(uu)
“Governing Documents” means, in respect of each of UHC, Vesta and Subco, its governing documents, including, as applicable, its certificate and articles of incorporation, as amended, and all similar articles, and its by-laws, as amended and means, in respect of Excelaron, its governing documents, including, as applicable, its Operating Agreement and any similar agreements, articles of organization, as amended, and all similar articles;

(vv)
“Government Authority” means any foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the TSXV;

(ww)
“Gross Overriding Royalty” or “GOR” means a 5% assignable gross overriding royalty on all amounts received, directly or indirectly, by Vesta that can be attributed to the Mogul Interest, the Barisan Interest and the UHC Initial Interest;

EXECUTION VERSION

(xx)	“in writing” means written information including documents, files, software, records and books made available, delivered or produced to one Approval Party by or on behalf of another Approval Party;

(yy)	“Indemnifiable Damages” has the meaning ascribed thereto in Section 9.1;

(zz)	“Indemnified Party” has the meaning ascribed thereto in Section 9.6;

(aaa)	“Indemnifying Party” has the meaning ascribed thereto in Section 9.6;

(bbb)
“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by laws, statutory rules, principles of law, published policies, forms and guidelines, fee schedules, tariffs, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, directives, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Government Authority, statutory body (including the TSXV) or self regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Government Authority (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

(ccc)	“Leases” has the meaning ascribed thereto in Section ;

(ddd)
“Material Adverse Change” means any change in the condition (financial or otherwise), operations, assets, liabilities or business of an Approval Party and its Subsidiaries (as applicable), considered as a whole, which is materially adverse to the business of such Approval Party, considered as a whole, other than a change:

(i)	resulting from conditions affecting the industrial and environmental waste services and recycling and infrastructure industries as a whole;

(ii)	resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere; or

(iii)	change in generally applicable Laws or GAAP;

(eee)	“material fact” has the meaning ascribed thereto in the Securities Act, as the same has been and may hereafter from time to time be modified;

(fff)	“Member” means a Person who owns or acquires a Membership Interest in Excelaron, from time to time, as permitted under the Operating Agreement;

EXECUTION VERSION

(ggg)
“Membership Interest” means all of a Member’s rights in Excelaron, collectively, including, but not limited to, the Member’s Economic Interest, any right to vote or participate in management and any right to information concerning the business and affairs of Excelaron;

(hhh)	“Ministry” means the Ontario Ministry of Government Services;

(iii)	“misrepresentation” has the meaning ascribed thereto in the Securities Act, as the same has been and may hereafter from time to time be modified;

(jjj)
“Mogul Interest” means Mogul’s 40% Membership Interest in Excelaron pursuant to the Second Agreement, as amended by this Agreement, subject to adjustment in accordance with Section 4 of the Second Agreement;

(kkk)
“Mogul Transaction” means the sale of the Mogul Interest to UHC for a purchase price of $1,000,000 and a reimbursement by Vesta of US$425,000, which amount was advanced by Mogul on behalf of UHC in accordance with the terms of Clause 2(b) of the Second Agreement, as amended by this Agreement, on January 12, 2010;

(lll)
“Operating Agreement” means the operating agreement among all the Members of Excelaron, as restated and amended from time to time providing for the governance of Excelaron and the conduct of its business, and to specify certain rights and obligations of the Members of Excelaron;

(mmm)	“Party” means each of UHC, Excelaron, Mogul, Barisan, AOC, WD and Vesta, and “Parties” means all of them;

(nnn)	“Permitted Encumbrances” means:

(i)
liens for taxes not yet due or liens for taxes which are due but the validity of which are being contested in good faith by UHC, Excelaron or Vesta (as the case may be), provided that such party has provided security in the form of a security interest in assets which in the case of Excelaron or UHC, of Vesta, or in the case of Vesta, of UHC, acting reasonably, is sufficient to prevent any lien, charge or encumbrance being enforced against such party;

(ii)
assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease of real property, and liens or rights reserved in any lease of real property for rent or for compliance with the terms of such lease;

(iii)
security given in the ordinary course of business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Excelaron Business or the UHC Business (as the case may be), other than security for borrowed money; and

EXECUTION VERSION

(iv)
unregistered purchase money security interests arising under contracts for the supply of goods and materials entered into in the ordinary course of business which secure the unpaid balance of the purchase price for goods and/or materials purchased thereunder which are due and payable (and have been outstanding) for not more than sixty (60) days after delivery of the invoice therefor;

(ooo)
“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Authority, syndicate or other entity, whether or not having legal status;

(ppp)
“Personnel Obligations” means any obligations or liabilities of an Approval Party or any of its Subsidiaries to pay any amount to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Personnel Obligations shall include the obligations of such Approval Party or any of its Subsidiaries to directors, officers, employees and consultants:

(i)	for payments on or in connection with any change in control of such Approval Party pursuant to any change in control agreements, policies or arrangements, including the payments specified herein; and

(ii)	for any special incentive bonus payments and commitments;

(qqq)	“Petroleum and Natural Gas Rights” means the entire right, title, estate and interest of Excelaron in and to:

(i)	rights (whether fee simple interests, leasehold interests or other interests) to drill for and produce, save and market Petroleum Substances from the Project;

(ii)
royalties, net profits interests and similar interests entitling the holder thereof to a share of the Petroleum Substances produced from Project or from lands pooled or unitized therewith or to a payment calculated by reference to the quantity of such production, the proceeds from the sale thereof or the profits therefrom; and

(iii)	rights to acquire the foregoing;

(rrr)
“Petroleum Substances” means petroleum, natural gas and all related hydrocarbons, whether gaseous, liquid or solid, and any and all other substances that may be produced in association with them, whether hydrocarbons or not.

EXECUTION VERSION

(sss)	“Policy” means Policy 2.4 – Capital Pool Companies of the TSXV;

(ttt)	“Project” means the acreage leased by Excelaron in the Huasna Field, San Luis Obispo County, California, U.S.A., as depicted on Schedule C hereto;

(uuu)
“Public Information Record” means all press releases, material change reports, financial statements, prospectuses and all other documents filed by or on behalf of Vesta with the Securities Authorities in accordance with applicable Laws;

(vvv)
“Qualifying Transaction” means the business combination described herein between Vesta and UHC wherein Vesta will acquire 100% of the issued and outstanding UHC Shares by way of a “three cornered” amalgamation;

(www)
“Qualifying Transaction Date” means the date the Qualifying Transaction is completed, such date being the later date of the dates on which the following shall have occurred: (i) the issuance of the Certificate of Amalgamation giving effect to the Amalgamation; and (ii) receipt of the TSXV for the listing of the Vesta Shares issued directly to, or to be issued to through the exercise of convertible securities, UHC Securityholders;

(xxx)
“Regulatory Approval” means any approval, consent, waiver, permit, order or exemption from any Government Authority having jurisdiction or authority over a Party or any Subsidiary of a Party which is required or advisable to be obtained in order to permit the Qualifying Transaction to be effected, including, without limitation, approval of the TSXV to the listing of all Vesta Shares to be issued in connection with the Qualifying Transaction, and “Regulatory Approvals” means all such approvals, consents, waivers, permits, orders or exemptions;

(yyy)
“Reorganization” means all actions which Vesta determines, acting reasonably, may be necessary or desirable under the Operating Agreement in order to give effect to the Membership Interest holdings in Excelaron outlined in the recitals to this Agreement, including, without limiting the generality of the foregoing, the ratifying and rectifying past issuances and transfers of any Membership Interests;

(zzz)	“Reporting Jurisdictions” has the meaning ascribed thereto in Section ;

(aaaa)	“Securities Act” means the Securities Act (Ontario) and the regulations thereunder, as from time to time amended or re-enacted;

(bbbb)	“Securities Authorities” means the securities commissions in the Reporting Jurisdictions and the TSXV;

(cccc)	“Subco” means the company to be incorporated by Vesta pursuant to the laws of Ontario as a wholly-owned Subsidiary of Vesta;

EXECUTION VERSION

(dddd)	“Subco Common Shares” means the common shares in the capital of Subco;

(eeee)	“Subsidiary” has the meaning ascribed thereto in the Act;

(ffff)	“Taxes” has the meaning ascribed thereto in Section ;

(gggg)	“Third Party Claim” has the meaning ascribed thereto in Section 9.6;

(hhhh)	“TSXV” means the TSX Venture Exchange;

(iiii)
“UHC Assets” means all of UHC’s right, title, estate and interest in and to its property and assets, real and personal, moveable and immovable, of whatsoever nature and kind and wheresoever situate, including, without limiting the generality of the foregoing, the UHC Initial Interest;

(jjjj)	“UHC Business” means the business of international oil and gas exploration;

(kkkk)
“UHC Class A Common Shares” means Class A common shares in the capital of UHC, as presently constituted on the date hereof, and “UHC Class A Common Share” means any one of the UHC Class A Common Shares;

(llll)
“UHC Comp Warrants” means means the compensation warrants to be issued to the Agents to purchase 8% of the number UHC Class A Common Shares sold to investors pursuant to the UHC Financing, at an exercise price of $0.20 per UHC Class A Common Share, for a period of 24 months from the closing of the UHC Financing, as adjusted for any exercise after the date hereof;

(mmmm)	“UHC Documents” has the meaning ascribed thereto in Section 4.1(2);

(nnnn)
“UHC Financial Statements” the audited financial statements of UHC as at and for the financial year ended December 31, 2008, including the notes thereto and the report of UHC’s auditors thereon, and the unaudited interim financial statements of UHC as at and for the nine month period ended September 30, 2009, copies of which will form part of the Filing Statement;

(oooo)
“UHC Financing” means the private placement offering and sale by UHC of a minimum of $5,500,000 and a maximum of $9,000,000 worth of UHC Class A Common Shares at a price of $0.20 per UHC Class A Common Share (being a minimum offering of 27,500,000 UHC Class A Common Shares and a maximum offering of 45,000,000 UHC Class A Common Shares) along with one-half of one UHC Warrant per UHC Class A Common Share, pursuant to certain subscription agreements between UHC and investors;

(pppp)
“UHC Initial Interest” means (i) UHC’s 21% Membership Interest in Excelaron prior to giving effect to the Barisan Transaction, (ii) UHC’s 25% Membership Interest after giving effect to the Barisan Transaction, and (iii) UHC’s 65% Membership Interest after giving effect to the Mogul Transaction;

EXECUTION VERSION

(qqqq)
“UHC Intellectual Property” means all registered or pending or common law intellectual property issued to or owned or held by UHC and used by it in carrying on the UHC Business including, without limiting the generality of the foregoing, all trade or brand names, business names, domain names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blueprints, drawings and designs, formulae, processes, technology and other intellectual property issued to or owned or held by UHC or used by UHC in carrying on the UHC Business, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing;

(rrrr)	“UHC Material Contracts” has the meaning ascribed thereto in Section 4.1(30);

(ssss)	“UHC Securities” means, collectively, UHC Shares, UHC Class A Common Shares, UHC Warrants or UHC Comp Warrants, as the case may be;

(tttt)	“UHC Securityholder” means a registered holder of UHC Shares, UHC Class A Common Shares, UHC Warrants or UHC Comp Warrants immediately prior to the filing of the Articles of Amalgamation;

(uuuu)
“UHC Shareholders’ Approval” means the approval of the holders of the UHC Shares and UHC Class A Common Shares by way of a special meeting of, or unanimous written consent by, the holders of UHC Shares and UHC Class A Common Shares to approve the Amalgamation and certain other related matters;

(vvvv)	“UHC Shares” means common shares in the capital of UHC, as presently constituted on the date hereof, and “UHC Share” means any one of the UHC Shares;

(wwww)
“UHC Warrants” means the warrants to be issued to subscribers to the UHC Financing to purchase one UHC Class A Common Share, at an exercise price of $0.40 per UHC Class A Common Share, for a period of 24 months from the closing of the UHC Financing, as adjusted for any exercise after the date hereof each subscriber receiving one half warrant along with each UHC Class A Common Share subscribed for;

(xxxx)	“Vesta 3G Loan” means the loan owing from 3G Solar, Ltd. to Vesta, which as of the date hereof, is in the amount of $225,000;

(yyyy)	“Vesta Assets” means cash, which cash as of the date hereof is equal to approximately $10,799.98 and the Vesta 3G Loan;

EXECUTION VERSION

(zzzz)
“Vesta Agent’s Options” means the 200,000 outstanding options of Vesta, as adjusted for any exercise after the date hereof, granted to Canaccord Capital Corporation, the agent in Vesta’s initial public offering, each entitling the holder to purchase one (1) Vesta Share at an exercise price of $0.20 per Vesta Share until the close of business on July 29, 2010, in accordance with their terms;

(aaaaa)
“Vesta UHC Replacement Comp Warrants” means the warrants of Vesta to be issued in replacement of the UHC Comp Warrants, as adjusted for any exercise after the date hereof, each entitling the holder to purchase such number of Vesta Shares as is equal to the number of UHC Class A Common Shares issuable pursuant to the UHC Comp Warrants at a price per share equal to the exercise price per UHC Class A Common Share pursuant to each such UHC Comp Warrant being replaced by a Vesta UHC Replacement Comp Warrant, exercisable until the expiry date first stipulated on the UHC Comp Warrants;

(bbbbb)
“Vesta UHC Replacement Warrants” means the warrants of Vesta to be issued in replacement of the UHC Warrants, as adjusted for any exercise after the date hereof, each entitling the holder to purchase such number of Vesta Shares as is equal to the number of UHC Class A Common Shares issuable pursuant to the UHC Warrants at a price per Vesta Share equal to the exercise price per UHC Class A Common Share pursuant to each such UHC Warrant being replaced by 1.33 Vesta UHC Replacement Warrants, exercisable until the expiry date first stipulated on the UHC Warrants;

(ccccc)
“Vesta Financial Statements” means the audited financial statements of Vesta as at and for the financial year ended December 31, 2008, including the notes thereto and the report of Vesta’s auditors thereon, and the unaudited interim financial statements of Vesta as at and for the nine month period ended September 30, 2009, copies of which will form part of the Filing Statement;

(ddddd)	“Vesta Meeting” has the meaning ascribed thereto in Section 2.4(5);

(eeeee)
“Vesta Plan Options” means options to purchase Vesta Shares granted to directors, officers and consultants of Vesta from time to time, pursuant to and in compliance with Vesta’s current stock option plan;

(fffff)	“Vesta Securities” means, collectively, Vesta Shares, Vesta UHC Replacement Warrants or Vesta UHC Replacement Comp Warrants, as the case may be;

(ggggg)	“Vesta Shareholder” means a registered holder of Vesta Shares from time to time, and “Vesta Shareholders” means all of such holders; and

(hhhhh)	“Vesta Shares” means the common shares in the capital of Vesta, as presently constituted on the date hereof, and “Vesta Share” means any one of the Vesta Shares.

EXECUTION VERSION

1.2	Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include all genders.

1.3	Currency

In the absence of a specific designation of any currency, any undescribed dollar amount herein shall be deemed to refer to Canadian dollars.

1.4	Headings, etc.

The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and, except as otherwise stated herein, the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement to Articles and Sections refer to Articles and Sections of and to this Agreement in which such reference is made.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.6	Governing Law

Other than Section  of this Agreement, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof. Each Party hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario for disputes involving such provisions.

Section  of this Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of California, without giving effect to the principles of conflict of laws thereof. Each Party hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of the State of California for disputes involving Section  of this Agreement.

1.7	Attornment

Except as provided in Section , the Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

EXECUTION VERSION

1.8	Knowledge

Any reference herein to “the best knowledge” of a Party will be deemed to mean the actual knowledge of the directors and executive officers of such Party.

1.9	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof, (including, without limitation, the letter of intent dated September 21, 2009 among Vesta, UHC, Mogul and Barisan, as amended, and the Original QT Agreement). The Schedules attached to this Agreement form an integral part of this Agreement.

1.10	Schedules

The following Schedules are attached to and form an integral part of this Agreement:

Schedule A – First Agreement
Schedule B – Second Agreement
Schedule C – Project
Schedule D – Firmex Data Room
Schedule 4.1(5) - Joint Ventures (UHC)
Schedule 4.1(32) - UHC Material Contracts
Schedule 4.1(34) - UHC Intellectual Property
Schedule 4.1(36) - Employment Matters (UHC)
Schedule 4.5(47) – Material Contracts (Vesta)

1.11	Amendment to Second Agreement

Excelaron, Mogul, AOC, Barisan and UHC and hereby agree:

(1)
that all references to “Australian Oil Company #2 Ltd.”,  “Australian Oil No. 2 Pty Limited”, “Australian Oil Company No. 2 Limited” and “AOC” in the Second Agreement shall be deleted and replaced with “Australian Oil Company Limited”;

(2)	that Clause 2 of the Second Agreement is hereby amended by deleting subsections (a) through (e), inclusive, and replacing such subsections as follows:

(a)	US$425,000 prior to December 20, 2009;

(b)	US$425,000 prior to January 13, 2010;

(c)	US$650,000 concurrently with the closing of the financing associated with the qualifying transaction among, among others, Excelaron and Barisan;

EXECUTION VERSION

(d)	US$800,000 on that day which is determined in accordance with Clause 5 of this Agreement.

(3)	that Clause 3 of the Second Agreement is hereby amended by deleting the last sentence of such section in full and replacing such sentence with the following:

The Parties will use their best endeavours to achieve contract completion by not later than April 29, 2010.

(4)	that Clause 5 of the Second Agreement is hereby amended by deleting such section in full and replacing such section with the following:

The payment of the fourth instalment as set out in subclause (d) of Clause 2 of this Agreement may be delayed to the extent that the Company does not secure Conditional User Permit(s) for the planned operations for the California Leases.

(5)	that Clause 6 of the Second Agreement is hereby amended by deleting such section in full and replacing such section with the following:

The Company will apply some or all of Mogul’s Capital Contribution paid in accordance with Clause 2 to repay a portion of the member loan owing by the Company to Australian Oil Company Limited, which amount was equal to A$456,878 as at December 31, 2009, and to repay a portion of the outstanding management fees owing by the Company to Australian Oil Company Limited, which amount was equal to US$110,000 as at December 31, 2009.  The balance of the Capital Contribution subscribed by Mogul pursuant to this Agreement, if any, will be applied towards the budgeted operating expenses.

(6)	that Clause 8 of the Second Agreement is hereby amended by deleting such Clause in full and replacing such Clause with the following:

Upon payment by Mogul (or any assignee of Mogul’s obligation to make the US$800,000 payment contemplated by Clause 2(d) under this Agreement) of the four instalments of Capital Contributions pursuant to Clause 2 of this Agreement, and Mogul’s satisfaction of all other requirements of the Operating Agreement and execution thereof, the Members’ Percentage Interests of all Members shall be as follows:

Barisan	4%

UHC	21%

AOC	35%

Mogul	40%

At such time the Managers shall prepare a revised Schedule “B” to the Operating Agreement reporting the above changes to the Members’ Percentage Interests made in accordance with the table above, or should the provisions of Clause 4(c) apply, amended in accordance with the application of that Clause.

EXECUTION VERSION

(7)
each of Excelaron, AOC, Mogul, UHC and Barisan hereby acknowledge and agree that, prior to the repayment of any amount of any member loan owing by Excelaron to AOC and prior to the repayment of any amount of any management fees owing by Excelaron to AOC, as at December 31, 2009, the outstanding member loan owing by Excelaron to AOC will be A$456,878 and the outstanding management fees owing by the Company to AOC will be US$110,000; and

(8)
Excelaron hereby acknowledges and confirms receipt to each of AOC, Mogul, UHC and Barisan of: (i) US$425,000, which amount was paid by Mogul in accordance with the terms of Clause 2(a) of the Second Agreement, as amended by this Agreement; and (ii) US$425,000, which amount was advanced by Mogul on behalf of UHC in accordance with the terms of Clause 2(b) of the Second Agreement, as amended by this Agreement on January 12, 2010.

ARTICLE 2
THE QUALIFYING TRANSACTION

2.1	Amalgamation

Each of Vesta and UHC agrees, unless such steps have already been completed, that as soon as reasonably commercially practicable or advisable after the date hereof or at such other time as is specifically indicated below in this Section 2.1, and subject to the terms and conditions of this Agreement and receipt of all shareholder and Regulatory Approvals, it shall take the following steps indicated for it:

(a)
Vesta shall incorporate Subco, with articles and by-laws to be in form satisfactory to UHC, acting reasonably, and Vesta shall subscribe for one (1) Subco Common Share at a subscription price of $1.00;

(b)
UHC and Subco shall amalgamate by way of statutory amalgamation under the Act on the terms and subject to the conditions contained in this Agreement and the Amalgamation Agreement and Vesta hereby covenants and agrees to issue the Vesta Shares required to be issued in connection with the Amalgamation;

(c)	Vesta shall cause the Articles of Amalgamation to be filed to effect the Amalgamation, under which UHC and Subco will amalgamate and continue as Amalco. Under the Amalgamation:

(i)
each UHC Share (including UHC Shares issued to Barisan in connection with the Barisan Transaction and the GEAR Consulting Fee) shall be exchanged for a number of Vesta Shares calculated by multiplying the Exchange Ratio by the number of UHC Shares outstanding and the UHC Shares thus exchanged shall be cancelled;

(ii)	each UHC Class A Share shall be exchanged for 1.33 fully paid and non-assessable Vesta Shares and the UHC Class A Common Shares thus exchanged shall be cancelled;

EXECUTION VERSION

(iii)	the Subco Common Share will be cancelled and replaced by one Amalco Common Share;

(iv)	each UHC Warrant shall be replaced with 1.33 Vesta UHC Replacement Warrants;

(v)	each UHC Comp Warrant shall be replaced with one Vesta UHC Replacement Comp Warrant;

(vi)	as consideration for the issuance of the Vesta Shares to effect the Amalgamation, Amalco will issue to Vesta one Amalco Common Shares for each Vesta Share issued to holders of UHC Shares;

(vii)	all of the property and assets of each of Subco and UHC will be the property and assets of Amalco and Amalco will be liable for all of the liabilities and obligations of each of Subco and UHC; and

(viii)	Amalco will be a direct wholly-owned Subsidiary of Vesta;

(d)
at the Effective Time, Vesta shall issue or cause its registrar and transfer agent to issue certificates representing the appropriate number of Vesta Securities, such certificates to have all legends and notations required by applicable securities laws and the TSXV, to the former UHC Securityholders against delivery by the UHC Securityholders of certificates representing their UHC Securities;

(e)
it is the understanding of the Parties that the holders of UHC Shares and UHC Class A Common Shares immediately prior to the Effective Time (including UHC Class A Common Shares issued in connection with the UHC Financing) shall collectively be issued that number of Vesta Shares as are provided in Section ;

(f)
the Parties hereby acknowledge and agree that upon the Closing, Lawrence Freedman and Richard Patricio shall each resign as directors of Vesta, Frank Bellotti shall resign as Chief Financial Officer of Vesta and the board of directors of Vesta shall be constituted as follows:

(i)	Daniel Bloch;

(ii)	Dr. Arthur Halleran;

(iii)	Brad Griffiths; and

(iv)	Harold Wolkin;

or such other individuals as shall be acceptable to the Parties and the TSXV.

(g)
the Parties further acknowledge that upon the Closing: (i) Brad Griffiths shall act as Chairman of the board of directors and Chief Financial Officer of Vesta; and (ii) Dr. Arthur Halleran shall act as the Chief Executive Officer and Corporate Secretary of Vesta; and each of Exclearon, AOC, Barisan and Mogul hereby consent to the transactions set forth in subparagraph (b) of this Section 2.1; and

EXECUTION VERSION

(h)
notwithstanding anything else contained in this Agreement, in the event that any fractional Vesta Securities are to be issued to holders of UHC Securities in connection with the Amalgamation, the number of Vesta Securities to be issued by Vesta shall be:

(i)	rounded up to the next whole number of Vesta Securities if the number of Vesta Securities to be issued to a holder of UHC Securities is equal to or greater than 0.5 Vesta Securities; and

(ii)	be rounded down to the next whole number of Vesta Securities if the number of Vesta Securities to be issued to a holder of UHC Securities is equal to or less than 0.4 Vesta Securities.

2.2	Further Assurances

Each of the Parties covenants and agrees that it shall take any other action and do anything, including the execution of any other agreements, documents or instruments, that are necessary, desirable or useful to give effect to the steps in the Qualifying Transaction which are outlined in Section 2.1, provided further that nothing in this Agreement shall prevent or limit the ability of the officers, directors or managers of any of the Parties to fulfill their fiduciary or statutory duties.

2.3	Implementation Covenants

(1)
Filing Statement. Vesta, with the assistance of UHC, Excelaron, Barisan and Mogul, with respect to the portions of the Filing Statement related to such parties, covenants and agrees to use commercially reasonable best efforts to prepare and finalize the Filing Statement, together with any other documents required by applicable securities and corporate Laws in connection with the Qualifying Transaction, and Vesta shall cause the Filing Statement to be filed as required by applicable Laws as soon as reasonably practicable, provided that the Filing Statement and other documentation required in connection with the Qualifying Transaction shall be filed only with UHC’s and Excelaron’s prior written consent (in connection with the Filing Statement, such consent shall be evidenced, in each case, by a fully executed certificate page).

(2)
Listing. Vesta covenants and agrees to use its commercially reasonable efforts to have the issuance of all the Vesta Shares issuable pursuant to, or as a consequence of, the Qualifying Transaction accepted by the TSXV, which shall include all applicable escrow arrangements required by the TSXV. In that regard, Vesta shall provide UHC and Mogul with all communications sent to or received from the TSXV or any Securities Authorities in connection with the Qualifying Transaction.

(3)
Preparation of Filings. Each of the Parties shall cooperate in the preparation of all applications for all approvals and the preparation of any other documents and taking of all actions reasonably deemed by any of them, to be necessary to discharge their respective obligations under applicable Laws in connection with the UHC Financing (including entering into an Agency Agreement with the Agents who shall require the Approval Parties to make certain representations and warranties and provide certain covenants) and in connection with each step of the Qualifying Transaction and all other matters contemplated in the Filing Statement and this Agreement. In this regard:

EXECUTION VERSION

(a)
each of the Parties covenants and agrees to furnish to each of the other Parties all such information concerning it and its shareholders (and in the case of Vesta, also concerning Subco), as may be required to effect the Qualifying Transaction (including, without limiting the generality of the foregoing, with respect to any actions which may be necessary or desirable to properly reflect the Membership Interests to be held as provided in this Agreement following the completion of the Qualifying Transaction) and in addition the actions described in this Article 2. Each of the Parties covenants and agrees that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Qualifying Transaction, including in respect of the Filing Statement, will, to the best of its knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used; and

(b)
each of the Parties covenants and agrees to promptly notify each of the other Parties if at any time before the Qualifying Transaction Date it becomes aware that the Filing Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Filing Statement. In any such event, each of the Parties covenants and agrees to cooperate in the preparation of a supplement or amendment to the Filing Statement, as required and as the case may be, and, if required, shall cause the same to be distributed to Vesta Shareholders, UHC Securityholders and/or filed with the Securities Authorities.

(4)
Amalgamation Agreement. Vesta, Subco and UHC hereby acknowledge that the form of Amalgamation Agreement required to be entered into pursuant to the Act shall be entered into by each of Vesta, Subco and UHC, each acting reasonably. Subco shall, subject to the terms and conditions of this Agreement and subject to and following the receipt of all Regulatory Approvals, deliver to UHC the duly executed Articles of Amalgamation and related documents which will be filed by Vesta with the Ministry.

(5)
Vesta Meeting. Vesta hereby covenants and agrees, subject to obtaining all Regulatory Approvals, to as soon as reasonably practicable following the Closing convene a special meeting of the holders of Vesta Shares (the “Vesta Meeting”) for the purposes of: (i) fixing the number of Vesta directors at five (5); (ii) electing the slate of directors set forth in Section 2.1(f) together with another nominee to be approved by UHC in its sole discretion, subject to the completion of the Qualifying Transaction and provided that the TSXV does not object to such nominations and such individuals are eligible to act as directors pursuant to applicable Laws and the policies of the TSXV; (iii) changing the name of Vesta to “United Hunter Oil and Gas Ltd.” or such other name as is mutually agreed to by the Approval Parties, acting reasonably; and (iv) such other items of special business as Vesta decides. Vesta further covenants to solicit proxies to be voted at the Vesta Meeting in favour of the approval of such matters and conduct the Vesta Meeting in accordance with the by-laws of Vesta and as otherwise may be required by Law and to make all necessary arrangements for the mailing, and mail to the Vesta Shareholders a management information circular and any other required documentation in connection with the Vesta Meeting in accordance with applicable Laws. Notwithstanding the foregoing, all rights and obligations of the entity defined as Vesta under this Agreement shall continue in full force and effect regardless of any change in the name of the entity, and all references to “Vesta” contained in this Agreement shall refer to the entity under the new name.

EXECUTION VERSION

(6)
Mogul Interest Payments and Amendment of Operating Agreement.  Each of the Parties hereto covenants and agrees that at Closing, each of them shall they shall execute and deliver such further directions, consents or further documentation as may be necessary to:

(i)
transfer US$1,075,000 of the proceeds of the UHC Financing to Vesta to permit Vesta to: (i) repay Mogul US$425,000, which amount was advanced by Mogul on behalf of UHC in accordance with the terms of Clause 2(b) of the Second Agreement, as amended by this Agreement on January 12, 2010; and (ii) pay US$650,000 to Excelaron as required by Section 2(c) of the Second Agreement, as amended by Section 1.11 of this Agreement;

(ii)	amend the Operating Agreement to substitute Amalco in place of UHC, Mogul and Barisan therefor;

(iii)	amend Exhibit B of the Operating Agreement to reflect the following Membership Interests:

Amalco	65%
AOC	35%

(iv)	have Vesta (for itself and, to the extent applicable, for each of Subco and Amalco) acknowledge the potential reduction to the Mogul Interest provided in Section 4 of the Second Agreement;

(v)
to amend the Operating Agreement in accordance with Schedule A to the Second Agreement substituting Amalco in place of Mogul therefore or in any other manner as agreed to among AOC, Amalco, UHC and Vesta; and

(vi)	the Parties shall each execute and deliver the amendments to the Operating Agreement required by this Section 2.4 and as otherwise provided in this Agreement.

EXECUTION VERSION

(7)
Additional Deliveries by Vesta at Closing. In addition to all other documents required hereunder to be delivered by Vesta to complete the Qualifying Transaction, Vesta shall deliver to UHC, Barisan and Mogul at Closing:

(a)	a certificate of status of Vesta;

(b)	a certificate of status of Subco;

(c)	a certified copy of the resolutions passed by the board of directors of Vesta approving this Agreement and the transactions contemplated hereby;

(d)	a certified copy of the resolution passed by the board of directors of Subco approving the Amalgamation Agreement;

(e)	evidence that Vesta is a reporting issuer in the Reporting Jurisdictions and is not in default of any of the provisions therein;

(f)	an executed amended Operating Agreement and an amended and restated Second Agreement as contemplated by the terms of this Agreement;

(g)	certificates of the President and Chief Executive Officer of Vesta or another officer satisfactory to UHC, Barisan and Mogul pursuant to Sections 8.2(1)(b), 8.3(1)(b) and 8.4(1)(b) hereof; and

(h)	corporate, securities and enforceability opinions, including first trade opinions under Canadian securities laws, in a form satisfactory to counsel for UHC, Mogul and Barisan, acting reasonably.

(8)
Additional Deliveries by UHC, Barisan, Mogul, AOC and Excelaron at Closing. In addition to all other documents required hereunder to be delivered to Vesta to complete the Qualifying Transaction, UHC, Barisan, Mogul, AOC and Excelaron (as the case may be) shall deliver to Vesta at Closing:

(a)	a certificate of status or the equivalent of UHC, Barisan, Mogul, AOC and Excelaron in the jurisdiction of each entity’s incorporation or organization;

(b)
a certified copy of the resolutions passed by the boards of directors of each of UHC, Barisan, Mogul, and AOC and the managers of Excelaron approving this Agreement as well as the consummation of the transactions contemplated hereby;

(c)	a certified copy of the resolutions passed by the holders of UHC Shares and UHC Class A Common Shares in respect of the UHC Shareholders’ Approval;

(d)	an executed amended Operating Agreement and an amended and restated Second Agreement as contemplated by the terms of this Agreement;

(e)
a certificate of the President and Chief Executive Officer, or the equivalent, of each of Excelaron, Barisan, AOC and Mogul, and the President of UHC, and in the case of Excelaron a duly appointed and authorized manager, or another officer satisfactory to Vesta, pursuant to Section 8.5(1); and

EXECUTION VERSION

(f)
in the case of Excelaron, Barisan, Mogul and UHC, corporate, securities and enforceability opinions (including non-Canadian securities opinions addressing the distribution of securities to parties residing outside of Canada), in a form satisfactory to Vesta’s counsel acting reasonably, including, without limitation, legal opinions confirming the due formation, existence and corporate authority of each of UHC, Barisan, Mogul and Excelaron and, in the case of Excelaron, an opinion from US legal counsel that (i) Amalco is the registered and beneficial owner of a 65% Membership Interest; (ii) AOC is the owner of a 35% Membership Interest and; (iii) that all Membership Interests issued or transferred in the past were and the current Membership Interests are, validly issued or transferred as applicable, in accordance with applicable law, the constating documents of Excelaron and the Operating Agreement; and (iv) that Excelaron has valid legal title to the Project free of any registered encumbrances.

2.4	Vesta Acknowledgment

Vesta acknowledges and confirms that upon completion of the Qualifying Transaction on the terms and conditions contained in this Agreement, the right of first refusal referred to in paragraph 7 of the engagement letter dated September 28, 2009 among UHC, Vesta and Fraser Mackenzie Limited (or as may be superseded by any further written agreement between the parties to engagement letter) shall be a binding obligation of Vesta.

ARTICLE 3
PUBLICITY

3.1	Publicity

So long as this Agreement is in effect, the Approval Parties shall advise, consult, cooperate with each other prior to issuing, or permitting any of their directors, officers, employees or agents to issue, any press release or other written public or private statement to the press with respect to this Agreement and the Qualifying Transaction contemplated hereby from the date hereof until the Qualifying Transaction Date. No Party shall issue any such press release or make any such written public or private statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable efforts to consult with the Approval Parties taking into account the time constraints to which it is subject as a result of such Law or obligation.

EXECUTION VERSION

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of UHC and Covenants of UHC with respect to UHC Class A Common Shares

UHC represents and warrants and with respect to UHC Class A Common Shares, covenants, as follows to Vesta and acknowledges and agrees that Vesta is relying upon the representations, warranties and covenants, as follows:

(1)	UHC has been duly incorporated and is validly existing under the Laws of the Province of Ontario and is current and up-to-date and in compliance with all filings required to be made by it in Ontario;

(2)
UHC has full corporate power, capacity and authority to undertake all steps of the Qualifying Transaction and the Reorganization required by it as contemplated in this Agreement, the Barisan Agreement, the Assignment and Assumption Agreement and the Amalgamation Agreement (collectively, the “UHC Documents”) and to carry out its obligations under the UHC Documents and the Reorganization;

(3)
The execution and delivery of the UHC Documents and the consummation by UHC of the transactions contemplated thereby has been duly authorized by its board of directors and no other corporate proceedings on its part are or will be necessary to authorize the UHC Documents and the transactions contemplated thereby;

(4)
The authorized capital of UHC consists of an unlimited number of UHC Shares, of which, as of the date hereof there are 22,500,000 UHC Shares issued and outstanding.  At the Effective Time, the authorized capital of UHC will consist of an unlimited number of UHC Shares, of which, as of the Effective Date there will be 22,500,000 UHC Shares issued and outstanding, and an unlimited number of UHC Class A Common Shares, of which, as of the Effective Date there will be up to 45,000,000 UHC Class A Common Shares issued and outstanding, Other than in connection with the Barisan Transaction, the UHC Financing, the GEAR Consulting Fee and the 22,500,000 UHC Shares issued and outstanding as of the day hereof, there will not be any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating, potentially or otherwise, UHC to sell or issue any additional shares or securities of any class of UHC or any securities convertible into any shares of any class of UHC.  All issued UHC Shares have or will be at the Effective Time, duly authorized, validly allotted and issued as fully paid, non-assessable shares in the share capital of UHC, and issued in compliance with all applicable corporate and securities laws. All issued UHC Class A Common Shares will be at the Effective Time, duly authorized, validly allotted and issued as fully paid, non-assessable shares in the share capital of UHC, and issued in compliance with all applicable corporate and securities laws. Other than as contemplated by the UHC Financing, the GEAR Advisory Agreement or otherwise as disclosed herein, UHC is not party to and has not granted and shall not grant any agreement, warrant, other than the UHC Warrants and the UHC Comp Warrants, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any UHC Shares, UHC Class A Common Shares or securities convertible into or exchangeable for UHC Shares or UHC Class A Common Shares;

EXECUTION VERSION

(5)
Except as disclosed herein and in Schedule 4.1(5) attached hereto, UHC is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similarly joint owned business;

(6)
Except as provided in the Operating Agreement, a true (other than the list of members attached thereto) and complete copy of which has been provided to Vesta, no person, any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating, potentially or otherwise, UHC to sell, encumber or transfer or otherwise dispose of the UHC Initial Interest (in whole or in part) or any rights of UHC arising from or in connection with the Initial UHC Interest and except as specifically provided for in this Agreement, UHC is not party to and has not granted and shall not grant any agreement, warrant, option or right or privilege for the purchase, subscription or issuance of the UHC Initial Interest (in whole or in part) or any rights arising from or in connection with the Initial UHC Interest or any securities, rights or privileges convertible into or exchangeable for the UHC Initial Interest (in whole or in part) or any rights arising from or in connection with the Initial UHC Interest, except as specifically provided in the Second Agreement, if applicable, the UHC Initial Interest is not subject to adjustment;

(7)
UHC has all requisite corporate capacity, power and authority and possesses all material certificates, authority, permits and licenses issued by the appropriate provincial, municipal or federal regulatory agencies or bodies necessary to conduct the UHC Business as now conducted by it and to own its assets and is in compliance in all material respects with such certificates, authorities, permits or licenses and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would materially and adversely affect the conduct of the business, operations or financial condition of UHC;

(8)
This Agreement has been and each of the other UHC Documents will at the Effective Time be duly authorized, executed and delivered by UHC and is (in the case of this Agreement) or will be at the date of execution (in the case of the other UHC Documents) legal, valid and binding obligations of UHC enforceable against UHC in accordance with their respective terms;

(9)	The entering into and the performance by UHC of the transactions contemplated herein:

(a)	does not require any Regulatory Approval, except that which may be required under applicable corporate and securities Laws and the policies of the TSXV;

(b)
does not contravene any statute or regulation of any Government Authority which is binding on it, where such contravention would materially and adversely affect the business, operations or financial condition (financial or otherwise) of UHC; and

(c)
does not result in the breach of, or is in conflict with, or constitutes a default under, or creates a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Governing Documents or resolutions of UHC or its subsidiaries or any mortgage, note, indenture, contract or agreement, instrument, lease or other document to which it is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of UHC;

EXECUTION VERSION

(10)
There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of UHC, contemplated or threatened, to which UHC is a party or to which the property of UHC is subject. There is not presently outstanding against UHC any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator;

(11)
Other than as set out in the UHC Financial Statements, pursuant to the Material Contracts and expenses incurred and to be incurred in connection with the transactions contemplated hereby, there are no material liabilities of UHC, whether direct, indirect, absolute, contingent or otherwise, other than those incurred in the ordinary course of business;

(12)
All information that has been prepared by UHC relating to UHC or its business, properties and liabilities, disclosed or provided to Vesta, including all financial or operational information, was to the knowledge of UHC true and correct in all material respects as at the date it was provided to Vesta, and no fact or facts have been omitted therefrom which would make such information materially misleading other than future-oriented information which was subject to assumptions which were reasonable under the circumstances;

(13)
All information that has been prepared by UHC relating to the Project and disclosed or provided to Chapman whether directly by UHC or indirectly through Vesta was, to knowledge of UHC true and correct in all material respects as at the date it was provided to Chapman and no fact or facts have been omitted therefrom which would make such information materially misleading other than future-oriented information which was subject to assumptions which were reasonable under the circumstances;

(14)
The UHC Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of UHC as at the respective dates of the UHC Financial Statements and the sales, earnings and results of operations of UHC for the respective periods covered by the UHC Financial Statements;

(15)
All filings and fees required to be made by UHC pursuant to applicable Laws, have been made and paid and such filings were true and accurate in all material respects as at the respective dates thereof;

(16)
All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by UHC have been paid except for where the failure to pay such taxes would not constitute an adverse material fact of UHC, or result in a Material Adverse Change to UHC. All tax returns, declarations, remittances and filings required to be filed by UHC have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate in all material respects and no material fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse material fact of UHC or result in a Material Adverse Change to UHC and: (i) no examination of any tax return of UHC is currently in progress; and (ii) there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by UHC. There are no agreements with any taxation authority providing for an extension of time for any assessment or reassessment of taxes with respect to UHC;

EXECUTION VERSION

(17)
Except in connection with the UHC Financing, there is no Person acting or purporting to act at the request of UHC who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein;

(18)
Since the date of its incorporation, UHC has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing;

(19)
There is not, in the Governing Documents of UHC or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which UHC is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of UHC or the payment of dividends by UHC to the holders of their respective securities;

(20)
Other than as referred to in the UHC Financial Statements or as may be incurred in connection with the Mogul Transaction, UHC is not party to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument;

(21)
UHC is not a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of UHC to compete in any line of business, or to transfer or move any of its assets or operations;

(22)	UHC is not a party to any agreement which in any manner affects the voting control of any of the UHC Shares, UHC Class A Common Shares or other securities of UHC;

(23)
UHC has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws, tariffs and directives material to its operation;

(24)
UHC is not aware of any pending or contemplated change to any applicable Law or governmental position that would materially affect the business of UHC as currently conducted or the legal environment under which UHC operates;

EXECUTION VERSION

(25)
UHC does not have any loan or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada));

(26)
Other than its Membership Interest in Excelaron, UHC has no Subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Persons. UHC is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Person;

(27)
UHC is the owner of and has good and marketable title to all of the material properties and UHC Assets and will have, at the Closing, good and marketable title to the Barisan Interest and the Mogul Interest, including, without limitation, all properties and UHC Assets reflected in the UHC Financial Statements, in each case free and clear of all Encumbrances whatsoever other than Permitted Encumbrances;

(28)
UHC is not the owner, lessee, licensee, or occupant of, or subject to any agreement or option to own or lease, any real property or any interest in any real property, other than in connection with its Membership Interest in Excelaron. The buildings, plants, structures, vehicles, equipment, technology and communications hardware and other tangible personal property of UHC (including all buildings and fixtures) are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other property are in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course that are not material in nature or cost;

(29)	UHC is not a party to, or under any agreement to become a party to, any lease with respect to real property;

(30)
No Person other than UHC owns or leases any UHC Assets which are being used in the UHC Business, other than in the ordinary course of business and there are no agreements or commitments by UHC to purchase property or assets, other than in the ordinary course of the UHC Business;

(31)
UHC has not received notice of any material defect in its title or claim to the UHC Assets or any notice from any third party claiming such an interest, and, for the period of time that UHC has owned the UHC Assets, all material relevant obligations of UHC have been performed and observed;

(32)
The material contracts of UHC listed in Schedule 4.1(32) attached hereto (the “UHC Material Contracts”) are the only material documents and contracts currently in effect under and by virtue of which UHC is entitled to the UHC Assets and conducts the UHC Business;

(33)
All of the UHC Material Contracts are valid and subsisting and UHC has not received notice of any default, breach of or termination under any UHC Material Contract and to UHC’s knowledge, no other party to any UHC Material Contract is in default, breach of or has terminated or purported to terminate any UHC Material Contract;

EXECUTION VERSION

(34)
Vesta has been given the opportunity to review all of the UHC Intellectual Property (including particulars and status of registration or application for registration) of UHC. UHC is the legal and beneficial owner of the UHC Intellectual Property, free and clear of all Encumbrances (except for the UHC Intellectual Property which is identified as being licensed to UHC as described in Schedule 4.1(34) attached hereto and Permitted Encumbrances), and UHC is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the UHC Intellectual Property. No Person has been granted any interest in or right to use all or any portion of the UHC Intellectual Property, except as Vesta has been advised. The conduct of the UHC Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other Person. There exists no claims of any infringement or breach of any industrial or intellectual property rights of any other Person, and UHC has not received any notice that the conduct of the UHC Business, including the use of the UHC Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, or the trade secrets, know-how or confidential or proprietary information of any other Person. To the best of the knowledge of UHC, there exists no state of facts which casts doubt on the validity or enforceability of any of the UHC Intellectual Property;

(35)	The only officers and directors of UHC are as hereinafter set forth:

Name	Office
Divine, William	Director
Tyab, Parvez	Director
Khan, Ijaz	Director and President

(36)	Except as set forth in Schedule 4.1(36) attached hereto, UHC is not party to or bound by any written contracts in respect of any employee, former employee or consultant including:

(a)	any written contracts providing for the re-employment of any employee;

(b)
any written bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, tax equalization, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement or other plans or arrangements providing employee benefits; and

(c)
any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to any employee, consultant, director or officer of UHC or any employment, service, consulting or other agreement with any employee, consultant, director or officer of UHC which provides for termination of employment or of the contract, as the case may be, on more than six (6) months’ notice (excluding such as results under applicable Law from the employment of an employee without an agreement as to notice or severance);

EXECUTION VERSION

(37)
UHC is in compliance with all terms and conditions of employment and all Laws respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Laws and to the knowledge of UHC, there is no basis for such claim;

(38)
UHC has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of UHC, threatened against UHC;

(39)	UHC is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting any employees of UHC;

(40)	No collective agreement is currently being negotiated by UHC or any other Person, in respect of employees of UHC;

(41)
No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of UHC by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of UHC, threatened to apply to be certified as the bargaining agent of any employees of UHC. To the knowledge of UHC, there are no threatened or pending union organizing activities involving any employees of UHC. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of UHC, threatened against UHC and no such event has occurred within the last three (3) years (other than as disclosed in writing to Vesta);

(42)
No trade union has applied to have UHC declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which UHC carries  on business;

(43)
Each independent contractor engaged by UHC has been properly classified by UHC as an independent contractor and UHC has not received any notice from any Government Authority disputing such classification;

(44)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and UHC has not been reassessed in any material respect under such legislation during the past three (3) years and no audit of UHC is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect the accident cost experience of UHC in respect of the UHC Business (other than as disclosed in writing to Vesta);

(45)
There are no charges pending under applicable occupational health and safety legislation and UHC has complied in all material respects with any orders issued under applicable occupational health and safety legislation and there are no appeals of any orders under such legislation currently outstanding;

EXECUTION VERSION

(46)
As of the date hereof, the corporate records and minute books of UHC are materially complete and accurate. The share certificate books, register of securityholders, register of transfers and register of directors and any similar corporate records of UHC are complete and accurate in all material respects;

(47)
Upon due inquiry, no action or proceeding has been commenced or filed by or against UHC or which seeks or may lead to receivership, bankruptcy, a consumer proposal or any other similar proceeding in respect of UHC, the adjustment, compromise or composition of claims against UHC or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for UHC or any portion of its assets.  No such action or proceeding has been authorized or is being considered by or on behalf of UHC and, to the knowledge of UHC, no creditor or equity security holder of UHC has threatened UHC to commence or advise that it may commence any such action or proceeding;

(48)	No consents of, filings with or approval of any Person is required to permit UHC to complete the transactions contemplated by this Agreement; and

(49)
None of the information furnished to Vesta, its representatives and counsel relating to UHC and the UHC Business including, without limitation, all financial, marketing, sales and operational information, contains, to the best of the knowledge of UHC, any misrepresentation likely to result in a Material Adverse Change to UHC.

4.2	Representations and Warranties of Excelaron

Excelaron represents and warrants as follows to Vesta and acknowledges and agrees that Vesta is relying upon the representations and warranties as follows:

(1)
Excelaron has been duly formed as a limited liability company and is validly existing under the Laws of the State of California and is current and up-to-date and in compliance with all filings required to be made by it in California;

(2)
Excelaron has full power, capacity and authority to undertake all steps of the Qualifying Transaction and the Reorganization required by it as contemplated in this Agreement and to carry out its obligations under this Agreement and the Reorganization;

(3)
The execution and delivery of this Agreement and the consummation by Excelaron of the transactions contemplated hereby has been duly authorized pursuant to its Operating Agreement as amended, and no other proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby;

(4)
This Agreement has been duly authorized, executed and delivered by Excelaron and is a legal, valid and binding obligation of Excelaron enforceable against Excelaron in accordance with its respective terms;

(5)
The authorized capital of Excelaron consists only of Membership Interests expressed as a percentage. The list of members required to be maintained by Excelaron by the Beverly-Killea Limited Liability Company Act (1996) provides that the Membership Interests of each such member are as follows:

EXECUTION VERSION

Barisan	4%
UHC	21%
AOC	35%
Mogul	40% (Subject to the terms of the Second Agreement)

All Membership Interests have been properly issued, transferred and recorded in accordance with applicable law, its constating documents and the Operating Agreement and Excelaron has received the money, property, or services, or other obligation to contribute money or property or to render services determined by it or its members in consideration for the Membership Interests issued by Excelaron.  At the Effective Time, there will not be any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating, potentially or otherwise, Excelaron to sell or issue any additional membership interests or other securities of any class of Excelaron or any securities convertible into any membership interests or other securities of any class of Excelaron.  All issued Excelaron membership interests have been duly authorized, validly allotted and issued as fully paid, non-assessable membership interests of Excelaron, and issued in compliance with all applicable corporate and securities laws;

(6)	As of the date hereof, Excelaron has received US$850,000 in respect of the Mogul Interest;

(7)
All consents or other approvals necessary to transfer the Mogul Interest to Vesta as contemplated pursuant to the Mogul Transaction, have or prior to the Qualifying Transaction date, will have been obtained such that, upon the payment of the amount stipulated in Clause 2(d) of the Second Agreement as amended by Section 1.11 hereto, Clause 4 of the Second Agreement shall be of no force and effect;

(8)
Excelaron is not party to and has not granted and shall not grant (i) any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any membership interests of Excelaron or securities convertible into or exchangeable for membership interests in Excelaron; or (ii) any agreement, right, interest or privilege or right or privilege capable of becoming an agreement for the lease, sale, transfer or other alienation of Excelaron’s interest in the Project (in whole or in part);

(9)
Except as specifically disclosed to Vesta in item III – Due Diligence Requests – Excelaron LLC in the Firmex Data Room, Excelaron is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similarly joint owned business;

(10)
No consents of, filings with or approval of any Person is required to permit Excelaron to complete the transactions contemplated by this Agreement  and no consents of, filings with or approval of any Person is required to be made by Excelaron as a result of or in connection with the Qualifying Transaction;

EXECUTION VERSION

(11)
Excelaron has all requisite capacity, power and authority and possesses all material certificates, authority, permits and licenses issued by the appropriate state, municipal or federal regulatory agencies or bodies necessary to conduct the Excelaron Business as now conducted by it and to own its assets and is in compliance in all material respects with such certificates, authorities, permits or licenses and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would materially and adversely affect the conduct of the business, operations or financial condition of Excelaron;

(12)	The entering into and the performance by Excelaron of the transactions contemplated herein and the completion of the Qualifying Transaction:

(a)	does not require any Regulatory Approval, except that which may be required under applicable corporate and securities Laws, the policies of the TSXV;

(b)
does not contravene any statute or regulation of any Government Authority which is binding on it, where such contravention would materially and adversely affect the business, operations or financial condition (financial or otherwise) of Excelaron; and

(c)
does not result in the breach of, or is in conflict with, or constitutes a default under, or creates a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Governing Documents or resolutions of Excelaron or any mortgage, note, indenture, contract or agreement, instrument, lease or other document to which it is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of Excelaron;

(13)
There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of Excelaron, contemplated or threatened, to which Excelaron a party or to which the property of Excelaron is subject. There is not presently outstanding against Excelaron any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator;

(14)
Other than as set out in the Excelaron Financial Statements, pursuant to the Excelaron Material Contracts and expenses incurred and to be incurred in connection with the transactions contemplated hereby, there are no material liabilities of Excelaron, whether direct, indirect, absolute, contingent or otherwise, other than those incurred in the ordinary course of business;

(15)
All information that has been prepared by Excelaron relating to Excelaron or its business, properties and liabilities, disclosed or provided to Vesta, including all financial or operational information, was true and correct in all material respects as at the date it was provided to Vesta, and no fact or facts have been omitted therefrom which would make such information materially misleading other than future-oriented information which was subject to assumptions which were reasonable under the circumstances;

EXECUTION VERSION

(16)
Excelaron is the beneficial owner of all Petroleum and Natural Gas Rights with respect to the Project, Excelaron has not committed any act that would result in any of the Petroleum and Natural Gas Rights being cancelled, and the Petroleum and Natural Gas Rights are owned by Excelaron  free and clear of all Encumbrances, except for the Permitted Encumbrances;

(17)
Subject to the rents, covenants and conditions of the Leases to be paid, performed and observed by Excelaron and the Permitted Encumbrances, Excelaron  may hold the Petroleum and Natural Gas Rights for the remainder of the terms of the Leases, and all renewals or extensions of them, for its own benefit without interruption by any person claiming by, through or under Excelaron;

(18)
Other than the GOR, no officer, director or employee or any person not dealing at arm's length with Excelaron or, to Excelaron's knowledge, any associate or affiliate of any such person, owns, has or is entitled to any royalty, net profits interest, carried interest or any other Encumbrances or claims of any nature whatsoever which are based on production from the Project or any revenue or rights attributed thereto;

(19)
All information that has been prepared by Excelaron relating to the Project and disclosed or provided to Chapman whether directly by Excelaron or indirectly through Vesta was, to knowledge of Excelaron true and correct in all material respects as at the date it was provided to Chapman and no fact or facts have been omitted therefrom which would make such information materially misleading other than future-oriented information which was subject to assumptions which were reasonable under the circumstances;

(20)
The Excelaron Financial Statements have been prepared in accordance with United States GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Excelaron as at the respective dates of the Excelaron Financial Statements and the earnings, expenditures and results of operations of Excelaron for the respective periods covered by the Excelaron Financial Statements;

(21)
All filings and fees required to be made by Excelaron pursuant to applicable Laws have been made and paid and such filings were true and accurate in all material respects as at the respective dates thereof;

(22)
All Taxes due and payable by Excelaron have been paid except for where the failure to pay such taxes would not constitute an adverse material fact of Excelaron, or result in a Material Adverse Change to Excelaron. All tax returns, declarations, remittances and filings required to be filed by Excelaron have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate in all material respects and no material fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse material fact of Excelaron or result in a Material Adverse Change to Excelaron and: (i) no examination of any tax return of Excelaron is currently in progress; and (ii) there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Excelaron. There are no agreements with any taxation authority providing for an extension of time for any assessment or reassessment of taxes with respect to Excelaron;

EXECUTION VERSION

(23)	No Person acting or purporting to act at the request of Excelaron who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein;

(24)
Since the date of its formation, Excelaron has not, directly or indirectly, declared or made any distribution on any of its membership interests or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its membership interests or securities or agreed to do any of the foregoing;

(25)
There is not, in the Governing Documents of Excelaron or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which Excelaron is a party, any restriction upon or impediment to the declaration or payment of distributions by the managers of Excelaron or the payment of distributions by Excelaron to the holders of their respective securities;

(26)	Other than as referred to in the Excelaron Financial Statements, Excelaron is not party to Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument;

(27)
Excelaron is not a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Excelaron to compete in any line of business, or to transfer or move any of its assets or operations;

(28)	Excelaron is not a party to any agreement which in any manner affects the voting control of Excelaron;

(29)
Excelaron has conducted and is conducting its business substantially in accordance with good oil field and environmental practices and in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws, tariffs and directives material to its operation;

(30)
Excelaron is not aware of any pending or contemplated change to any applicable Law or governmental position that would materially affect the business of Excelaron as currently conducted or the legal environment under which Excelaron operates;

(31)
Excelaron does not have any loan or other indebtedness outstanding which has been made to any of its Members, officers, managers or employees, past or present, or any person not dealing at “arm’s length”;

(32)
Excelaron has no Subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Persons. Excelaron is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Person;

EXECUTION VERSION

(33)
Excelaron is the owner of and has good and marketable title to all of the material properties and Excelaron Assets, including, without limitation, all properties and Excelaron Assets reflected in the Excelaron Financial Statements, in each case free and clear of all Encumbrances whatsoever other than Permitted Encumbrances;

(34)
Excelaron is not the owner, lessee, licensee, or occupant of, or subject to any agreement or option to own or lease, any real property or any interest in any real property, other than in connection with its interest in the Project. The buildings, plants, structures, vehicles, equipment, technology and communications hardware and other tangible personal property of Excelaron (including all buildings and fixtures) are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other property are in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course that are not material in nature or cost;

(35)
Excelaron is not a party to, or under any agreement to become a party to, any lease with respect to real property other than its rights in respect of the Project (the “Leases” or individually, a “Lease”), except as specifically disclosed to Vesta in items XII, XIII, XIV and XVII – Due Diligence Requests – Excelaron LLC and item I – Mogul/Vesta Index of the Firmex Data Room.  Each Lease is in good standing, creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment. With respect to each Lease (i) all rents and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii) there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (iv) all of the covenants to be performed by any other party under the Lease have been fully performed;

(36)
No Person other than Excelaron owns or leases any Excelaron Assets which are being used in the Excelaron Business, other than in the ordinary course of business and there are no agreements or commitments by Excelaron to purchase property or assets, other than in the ordinary course of the Excelaron Business;

(37)
Excelaron has not received notice of any material defect in its title or claim to the Excelaron Assets or any notice from any third party claiming such an interest, and, for the period of time that Excelaron has owned the Excelaron Assets, all material relevant obligations of Excelaron have been performed and observed;

(38)
The material contracts of the Excelaron disclosed to Vesta in item VIII, X, XI, XII, XIII, XIV and XVII – Due Diligence Requests – Excelaron LLC and item I – Mogul/Vest Index of the Firmex Data Room (the “Excelaron Material Contracts”), are the only material documents and contracts currently in effect under and by virtue of which Excelaron is entitled to the Excelaron Assets and conducts the Excelaron Business;

(39)
All of the Excelaron Material Contracts are valid and subsisting and Excelaron has not received notice of any default, breach of or termination under any Excelaron Material Contract and to Excelaron’s knowledge, no other party to any Excelaron Material Contract is in default, breach of or has terminated or purported to terminate any Excelaron Material Contract;

EXECUTION VERSION

(40)
Vesta has been given the opportunity to review all of the Excelaron Intellectual Property (including particulars and status of registration or application for registration) of Excelaron. Excelaron is the legal and beneficial owner of the Excelaron Intellectual Property, free and clear of all Encumbrances (except for the Excelaron Intellectual Property which is identified as being licensed to Excelaron in and as specifically disclosed to Vesta in item IX – Due Diligence Requests – Excelaron LLC and item I – Mogul/Vesta Index of the Firmex Data Room), and Excelaron is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Excelaron Intellectual Property. No Person has been granted any interest in or right to use all or any portion of the Excelaron Intellectual Property, except as Vesta has been advised. The conduct of the Excelaron Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other Person. There exists no claims of any infringement or breach of any industrial or intellectual property rights of any other Person, and Excelaron has not received any notice that the conduct of the Excelaron Business, including the use of the Excelaron Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, or the trade secrets, know-how or confidential or proprietary information of any other Person. To the best of the knowledge of Excelaron, there exists no state of facts which casts doubt on the validity or enforceability of any of the Excelaron Intellectual Property;

(41)	The only officers and managers of Excelaron are as hereinafter set forth:

Name	Office
Grant Jagelman	Manager and President
Andrew Childs	Manager
Kit Matlick	Project Manager

(42)
Except as specifically disclosed to Vesta in item IV – Due Diligence Requests – Excelaron LLC of the Firmex Data Room, Excelaron is not party to or bound by any written contracts in respect of any employee, former employee or consultant including:

(a)	any written contracts providing for the re-employment of any employee;

(b)
any written bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, tax equalization, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement or other plans or arrangements providing employee benefits; and

(c)
any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to any employee, consultant, manager or officer of Excelaron or any employment, service, consulting or other agreement with any employee, consultant, manager or officer of Excelaron which provides for termination of employment or of the contract, as the case may be, on more than six (6) months’ notice (excluding such as results under applicable Law from the employment of an employee without an agreement as to notice or severance);

EXECUTION VERSION

(43)
Excelaron is in compliance with all terms and conditions of employment and all Laws respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Laws and to the knowledge of Excelaron, there is no basis for such claim;

(44)
Excelaron has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Excelaron, threatened against Excelaron;

(45)
Excelaron is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting any employees of Excelaron;

(46)	No collective agreement is currently being negotiated by Excelaron or any other Person, in respect of employees of Excelaron;

(47)
No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of Excelaron by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of Excelaron, threatened to apply to be certified as the bargaining agent of any employees of Excelaron. To the knowledge of Excelaron, there are no threatened or pending union organizing activities involving any employees of Excelaron. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of Excelaron, threatened against Excelaron and no such event has occurred within the last three (3) years (other than as disclosed in writing to Vesta);

(48)	No trade union has applied to have Excelaron declared a common or related employer pursuant to any legislation in any jurisdiction in which Excelaron carries on business;

(49)
Each independent contractor engaged by Excelaron has been properly classified by Excelaron as an independent contractor and Excelaron has not received any notice from any Government Authority disputing such classification;

(50)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and Excelaron has not been reassessed in any material respect under such legislation during the past three (3) years and no audit of Excelaron is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect the accident cost experience of Excelaron in respect of the Excelaron Business (other than as disclosed in writing to Vesta);

EXECUTION VERSION

(51)
There are no charges pending under applicable occupational health and safety legislation and Excelaron has complied in all material respects with any orders issued under applicable occupational health and safety legislation and there are no appeals of any orders under such legislation currently outstanding;

(52)	As of the date hereof, and except as provided herein, the records and minute books of Excelaron are materially complete and accurate;

(53)
No action or proceeding has been commenced or filed by or against Excelaron or which seeks or may lead to receivership, bankruptcy, a consumer proposal or any other similar proceeding in respect of Excelaron, the adjustment, compromise or composition of claims against Excelaron or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for Excelaron or any portion of its assets.  No such action or proceeding has been authorized or is being considered by or on behalf of Excelaron and no creditor or equity security holder of Excelaron has threatened to commence or advise that it may commence any such action or proceeding;

(54)
None of the information furnished to Vesta, its representatives and counsel relating to Excelaron and the Excelaron Business including, without limitation, all financial, marketing, sales and operational information, contains, to the best of the knowledge of Excelaron, any misrepresentation likely to result in a Material Adverse Change to Excelaron;

(55)
Excelaron has all of its properties and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Effective Time. Excelaron is not in default with respect to any of the provisions contained in any insurance policies maintained by Excelaron on its property and assets or personnel as of the date hereof and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion;

(56)	To the knowledge of Excelaron, the dates, recording of Membership Interests and the agreements associated therewith are accurately stated in the recitals to this Agreement; and

(57)
There has been no Environmental Condition which, individually or in the aggregate, could result in a Material Adverse Change for Excelaron.  Excelaron has not received any notice, directive or advisory from any Government Authority of any Environmental Condition that could result in a Material Adverse Change to Excelaron. Excelaron has all material Environmental Approvals in respect of the current operations of Excelaron and is in compliance with such Environmental Approvals except where any non-compliance would not result in a Material Adverse Change.

4.3	Representations and Warranties of Mogul

Mogul represents and warrants as follows to Vesta and acknowledges and agrees that Vesta is relying upon the representations and warranties as follows:

EXECUTION VERSION

(1)
Mogul has been duly incorporated and is validly existing under the Laws of the State of Delaware and is current and up-to-date and in compliance with all filings required to be made by it in the State of Delaware;

(2)
Mogul has full corporate power, capacity and authority to undertake all steps of the Mogul Transaction and the Qualifying Transaction and the Reorganization required by it as contemplated in this Agreement and the Assignment and Assumption Agreement (together, the “Mogul Agreements”) and to carry out its obligations under the Mogul Agreements and the Reorganization;

(3)
The execution and delivery of the Mogul Agreements  and the consummation by Mogul of the transactions contemplated thereby has been duly authorized by its board of directors and no other corporate proceedings, including the approval of Mogul’s shareholders, which may be sought even if such approval is not required, on its part are or will be necessary to authorize the Mogul Agreements and the transactions contemplated thereby;

(4)
This Agreement has been and each of the other Mogul Agreements will at the Effective Time be, duly authorized executed and delivered by Mogul and is (in the case of this Agreement) or will be at the date of execution (in the case of the other Mogul Agreements) legal, valid and binding obligations of Mogul enforceable against Mogul in accordance with their respective terms;

(5)
Except as provided in the Operating Agreement, a true (other than the list of members attached thereto) and complete copy of which has been provided to Vesta, no person, any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating, potentially or otherwise, Mogul to sell, encumber or transfer or otherwise dispose of the Mogul Interest (in whole or in part) or any rights of Mogul arising from or in connection with the Mogul Interest and except as specifically provided for in this Agreement, Mogul is not party to and has not granted and shall not grant any agreement, warrant, option or right or privilege for the purchase, subscription or issuance of the Mogul Interest (in whole or in part) or any rights arising from or in connection with the Mogul Interest or any securities, rights or privileges convertible into or exchangeable for the Mogul Interest (in whole or in part) or any rights arising from or in connection with the Mogul Interest;

(6)
Mogul has good and marketable title to the Mogul Interest, free of all Encumbrances and no person, firm or corporation has any agreement or option or right capable of becoming an agreement or option for the purchase from Mogul of all or any portion of the Mogul Interest, and the Mogul Interest is not subject to adjustment except as specifically provided in Section 4 of the Second Agreement as of the date this Agreement, and Mogul is the registered and beneficial owner of the Mogul Interest with good right, full power and absolute authority to sell and assign the Mogul Interest to Vesta for the purpose and in the manner as provided in this Agreement. As at the date of this Agreement, the Mogul Interest is not subject to any shareholder, pooling, escrow, voting trust or similar agreements whether voluntary or otherwise other than as related to the Qualifying Transaction or which cannot be terminated at the discretion of Mogul. There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or contemplated or, to the knowledge of Mogul, threatened against or related to the Mogul Interest or which would affect Mogul’s ability to sell the Mogul Interest as provided for in this Agreement;

EXECUTION VERSION

(7)
As of the date hereof, Mogul has paid US$425,000 to Excelaron in respect of the Mogul Interest and has advanced US$425,000 to Excelaron on behalf of UHC in accordance with the terms of Clause 2(b) of the Second Agreement, as amended by this Agreement on January 12, 2010;

(8)
All consents or other approvals necessary to transfer the Mogul Interest to UHC as contemplated pursuant to the Mogul Transaction, have or prior to the Qualifying Transaction date, will have been obtained;

(9)
Mogul has all requisite corporate capacity, power and authority and possess all material certificates, authority, permits and licenses issued by the appropriate state, municipal or federal regulatory agencies or bodies necessary to conduct its business as now conducted by it and to own its assets and is in compliance in all material respects with such certificates, authorities, permits or licenses and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would materially and adversely affect the conduct of the business, operations or financial condition of Mogul;

(10)
Mogul has made available to Chapman prior to the issuance of the 51-101 Report all material information requested by Chapman, which information was at the time such information was provided complete and accurate. The 51-101 Report was prepared and the estimates of oil and gas assets contained therein have been prepared and disclosed in all material respects in accordance with National Instrument 51-101 “Standards of Disclosure for Oil and Gas Activities”. Since the 51-101 Report, Mogul has not prepared nor received any engineering reports which conclude that there has been a material reduction in the estimated gross oil reserves disclosed in the Reserves Report;

(11)	The entering into and the performance by Mogul of the transactions contemplated herein:

(a)	Mogul does not require any Regulatory Approval, except that which may be required under applicable corporate and securities Laws and the policies of the TSXV;

(b)
Mogul does not contravene any statute or regulation of any Government Authority which is binding on it, where such contravention would materially and adversely affect the business, operations or financial condition (financial or otherwise) of Mogul; and

(c)
does not result in the breach of, or is in conflict with, or constitutes a default under, or creates a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Governing Documents or resolutions of Mogul or any mortgage, note, indenture, contract or agreement, instrument, lease or other document to which it is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of Mogul; and

EXECUTION VERSION

(12)
There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of Mogul, contemplated or threatened, to which Mogul is a party or to which the Mogul Interest is subject. There is not presently outstanding against Mogul any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator that would materially affect the Mogul Interest; and

(13)	No consents of, filings with or approval of any Person is required to permit Mogul to complete the transactions contemplated by this Agreement.

4.4	Representations and Warranties of Barisan

Barisan represents and warrants as follows to Vesta and acknowledges and agrees that Vesta is relying upon the representations and warranties as follows:

(1)
Barisan has been duly incorporated and is validly existing under the Laws of the Commonwealth of Australia and is current and up-to-date and in compliance with all filings required to be made by it in the Commonwealth of Australia;

(2)
Barisan has full corporate power, capacity and authority to undertake all steps of the Barisan Transaction and the Qualifying Transaction and the Reorganization required by it as contemplated in this Agreement and the Barisan Agreement (collectively the “Barisan Agreements”) and to carry out its obligations under the Barisan Agreements and the Reorganization;

(3)
The execution and delivery of the Barisan Agreements  and the consummation by Barisan of the transactions contemplated thereby has been duly authorized by its board of directors and no other corporate proceedings on its part are or will be necessary to authorize the Barisan Agreements and the transactions contemplated thereby;

(4)
This Agreement has been and each of the other Barisan Agreements will at the Effective Time be, duly authorized executed and delivered by Barisan and is (in the case of this Agreement) or will be at the date of execution (in the case of the other Barisan Agreements) legal, valid and binding obligations of Barisan enforceable against Barisan in accordance with their respective terms;

(5)
Except as provided in the Operating Agreement, a true (other than the list of members attached thereto) and complete copy of which has been provided to Vesta, no person, any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating, potentially or otherwise, Barisan to sell, encumber or transfer or otherwise dispose of the Barisan Interest (in whole or in part) or any rights of Barisan arising from or in connection with the Barisan Interest and except as specifically provided for in this Agreement, Barisan is not party to and has not granted and shall not grant any agreement, warrant, option or right or privilege for the purchase, subscription or issuance of the Barisan Interest (in whole or in part) or any rights arising from or in connection with the Barisan Interest or any securities, rights or privileges convertible into or exchangeable for the Barisan Interest (in whole or in part) or any rights arising from or in connection with the Barisan Interest;

EXECUTION VERSION

(6)
Barisan has good and marketable title to the Barisan Interest, free of all Encumbrances and no person, firm or corporation has any agreement or option or right capable of becoming an agreement or option for the purchase from Barisan of all or any portion of the Barisan Interest and the Barisan Interest is not subject to adjustment, except as specifically provided in Section 4 of the Second Agreement, and Barisan is the registered and beneficial owner of the Barisan Interest with good right, full power and absolute authority to sell and assign the Barisan Interest to Mogul as contemplated in this Agreement. As at the date of this Agreement, the Barisan Interest is not subject to any shareholder, pooling, escrow, voting trust or similar agreements whether voluntary or otherwise other than as related to the Qualifying Transaction or which cannot be terminated at the discretion of Barisan. There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or threatened against or related to the Barisan Interest or which would affect Barisan’s ability to sell the Barisan Interest to Mogul as contemplated in this Agreement;

(7)
All consents or other approvals necessary to transfer the Barisan Interest to UHC as contemplated pursuant to the Barisan Transaction, have or prior to the Qualifying Transaction date, will have been obtained;

(8)
Barisan has all requisite corporate capacity, power and authority and possesses all material certificates, authority, permits and licenses issued by the appropriate state, municipal or federal regulatory agencies or bodies necessary to conduct its business as now conducted by it and to own its assets and is in compliance in all material respects with such certificates, authorities, permits or licenses and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would materially and adversely affect the conduct of the business, operations or financial condition of Barisan;

(9)	The entering into and the performance by Barisan of the transactions contemplated by the Barisan Agreements herein:

(a)	does not require any Regulatory Approval, except that which may be required under applicable corporate and securities Laws, the policies of the TSXV;

(b)
does not contravene any statute or regulation of any Government Authority which is binding on it, where such contravention would materially and adversely affect the business, operations or financial condition (financial or otherwise) of Barisan; and

(c)
does not result in the breach of, or is in conflict with, or constitutes a default under, or creates a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Governing Documents or resolutions of Barisan or any mortgage, note, indenture, contract or agreement, instrument, lease or other document to which it is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of Barisan; and

EXECUTION VERSION

(10)
There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of Barisan, contemplated or threatened, to which Barisan is a party or to which the property of Barisan is subject. There is not presently outstanding against Barisan any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator.

(11)	No consents of, filings with or approval of any Person is required to permit Barisan to complete the transactions contemplated by this Agreement.

4.5	Representations and Warranties of Vesta and Covenants of Vesta with respect to Subco

Vesta hereby represents and warrants and with respect to Subco, covenants, to UHC, Barisan, Mogul and Excelaron and acknowledges that each of them is relying upon such representations, warranties and covenants, as follows:

(1)
Vesta has been duly incorporated and is validly existing under the Laws of the Province of Ontario and is current and up-to-date and in compliance with all filings required to be made by it in such jurisdiction;

(2)
Subco will be, immediately prior to the Qualifying Transaction Date, duly incorporated and validly existing under the Laws of the Province of Ontario and will be current and up-to-date with all filings required to be made by it in such jurisdiction;

(3)
Vesta has, and Subco immediately prior to the Qualifying Transaction Date will have, full corporate power, capacity and authority to undertake all steps of the Qualifying Transaction and the Reorganization required by it as contemplated in this Agreement, the Barisan Agreement and the Amalgamation Agreement (collectively, the “Vesta Documents”) and to carry out its obligations under the Vesta Documents and the Reorganization;

(4)
The execution and delivery of the Vesta Documents and the consummation by Vesta and Subco of the transactions contemplated thereby has been duly authorized by its board of directors, and will be by Subco’s board of directors, and no other corporate proceedings on its part are or will be necessary to authorize the Vesta Documents and the transactions contemplated thereby;

(5)
This Agreement has been and each of the other Vesta Documents will at the Effective Time be, duly authorized executed and delivered by Vesta and Subco and is (in the case of this Agreement) or will be at the date of execution (in the case of the other Vesta Documents) legal, valid and binding obligations of Vesta and Subco enforceable against each of them in accordance with their respective terms;

EXECUTION VERSION

(6)
The authorized capital of Vesta consists of an unlimited number of Vesta Shares. As at the date hereof, the following securities of Vesta are issued and outstanding: (a) 6,303,000 Vesta Shares; (b) 200,000 Vesta Agent’s Options; and (c) 380,000 Vesta Plan Options, and no others;

(7)	Immediately prior to the Closing, the issued and outstanding Vesta Shares shall consist of:

(a)	the 6,303,000 currently issued Vesta Shares; and

(b)	up to 200,000 Vesta Shares which may be issued in connection with the exercise of the 200,000 currently issued Vesta Agent’s Options,

and no more;

(8)
Immediately prior to the Closing, the following convertible securities of Vesta may be issued and outstanding up to 200,000 Vesta Agent’s Options, and there will not be any other outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating, potentially or otherwise, Vesta to sell or issue any additional shares or securities of any class of Vesta or any securities convertible into any shares of any class of Vesta;

(9)
All issued Vesta Shares, have or at the Effective Time will be, duly authorized, validly allotted and issued as fully paid, non-assessable shares in the share capital of Vesta, and issued in compliance with all applicable corporate and securities laws;

(10)
The authorized capital of Subco on the Qualifying Transaction Date will consist of an unlimited number of Subco Common Shares, of which one (1) Subco Common Share will be issued and outstanding at such date;

(11)
Vesta is a reporting issuer, or the equivalent thereof, in the provinces of British Columbia, Alberta and Ontario (collectively, the “Reporting Jurisdictions”) and is not in default of any requirement of the applicable securities Laws of each of the Reporting Jurisdictions and other regulatory instruments of the Securities Authorities in such provinces;

(12)
The issued and outstanding Vesta Shares are listed and posted for trading on the TSXV and no order ceasing or suspending trading in any securities of Vesta is currently outstanding and no proceedings for such purpose are pending or, to the best of the knowledge of Vesta, threatened, other than the halt of trading of the Vesta Shares initiated on September 22, 2009;

(13)	Vesta is a “CPC” (as such term is defined in the Policy) and Vesta has to date complied with all of the requirements contained in the Policy;

(14)
Vesta is not party to and has not granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any Vesta Shares or securities convertible into or exchangeable for Vesta Shares, other than the Vesta Plan Options and the Vesta Agent’s Options;

EXECUTION VERSION

(15)
Immediately prior to the Amalgamation, Vesta will be the registered and beneficial owner of all of the Subco Common Shares and on such date neither Vesta nor Subco shall be a party to or have granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any securities of Subco or securities convertible into or exchangeable for any securities of Subco;

(16)
Vesta is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similarly joint owned business.  Vesta has no assets other than cash and the Vesta 3G Loan or cash equivalents, has no liabilities other than liabilities which are reflected in the Vesta Financial Statements or otherwise incurred in the normal course all of which are in respect of obligations permitted under the Policy, has not commenced any commercial operations and has not and will not carry on any business other than the identification and evaluation of assets or businesses with a view to completing a potential “Qualifying Transaction” (as such term is defined in the Policy);

(17)
Vesta on the date hereof has, and Subco on the Qualifying Transaction Date will have, all requisite corporate capacity, power and authority, and possess all material certificates, authorities, permits and licenses issued by the appropriate provincial, municipal or federal regulatory agencies or bodies necessary to conduct the business as then conducted by it and which it shall conduct and to own its assets in compliance in all material respects with such certificates, authorities, permits or licenses and not then received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would materially and adversely affect the conduct of the business, operations, financial condition, income or future prospects of Vesta and Subco, taken as a whole;

(18)	The entering into and the performance by Vesta of the transactions contemplated herein:

(a)	does not require any Regulatory Approval, except that which may be required under applicable corporate and securities Laws, the policies of the TSXV;

(b)
does not contravene any statute or regulation of any Government Authority which is binding on Vesta or Subco, where such contravention would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of Vesta and Subco, taken as a whole; and

(c)
does not result in the breach of, or be in conflict with, or constitute a default under,  or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Governing Documents or resolutions of Vesta or Subco or any Debt Instrument, mortgage, note, indenture, contract or agreement, instrument, lease or other document to which Vesta is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of Vesta and Subco, taken as a whole;

EXECUTION VERSION

(19)
Other than with respect to the Vesta 3G Loan, there are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress, pending or, to the best of the knowledge of Vesta, contemplated or threatened, to which either or both of Vesta and/or Subco is a party or to which the property of Vesta and/or Subco is subject. There is not presently outstanding against Vesta any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator;

(20)
There are no material liabilities of Vesta, and on the Qualifying Transaction Date there will be no material liabilities of Subco, whether direct, indirect, absolute, contingent or otherwise, which are not disclosed or reflected in the Vesta Financial Statements, except those incurred in the ordinary course of business or expenses incurred and to be incurred in connection with transactions contemplated hereby;

(21)
All information that has been prepared by Vesta relating to Vesta and Subco and Vesta’s business, property and liabilities and either publicly disclosed or provided to UHC, Barisan, Mogul or Excelaron and which will be included in the Filing Statement, including all financial and operational information will be, to the knowledge of Vesta, as of the date of such information, true and correct in all material respects, and no fact or facts will have been omitted therefrom which would make such information materially misleading;

(22)
The Vesta Financial Statements have been prepared in accordance with Canadian GAAP and present fairly, in all material respects, the financial position of Vesta as at such dates and do not omit to state any material fact that is required by Canadian GAAP or by applicable Law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading;

(23)	As of the date hereof Vesta has cash in the approximate amount of $10,799.98;

(24)
All filings and fees required to be made by Vesta, and to be made by Subco, pursuant to applicable Laws have or will be made and paid and such filings were or will be true and accurate as at the respective dates thereof and Vesta has not filed any confidential material change reports. The Public Information Record relating to Vesta does not contain a misrepresentation at the time of filing that has not been corrected since filing;

(25)
All Taxes due and payable by Vesta have been paid except for where the failure to pay such taxes would not constitute an adverse material fact of Vesta, or result in a Material Adverse Change to Vesta. All tax returns, declarations, remittances and filings required to be filed by Vesta have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse material fact of Vesta or result in a Material Adverse Change to Vesta. No examination of any tax return of Vesta is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Vesta. There are no agreements with any taxation authority providing for an extension of time for any assessment or reassessment of taxes with respect to Vesta;

EXECUTION VERSION

(26)	There is no Person acting or purporting to act at the request of Vesta who is entitled to any brokerage or finder’s fee in connection with the transaction described herein;

(27)
Since the date of its incorporation, Vesta has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing;

(28)
There is not, nor will there be in respect of Subco on the Qualifying Transaction Date, in its Governing Documents or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which Vesta or Subco is a party, any restriction upon or impediment to, the declaration or payment of dividends by the directors of Vesta or Subco or the payment of dividends by Vesta or Subco to the holders of their securities;

(29)
Other than in connection with the Vesta 3G Loan, Vesta is not, and Subco will not be, on the Qualifying Transaction Date, a party to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument;

(30)
Except to the extent that Vesta must comply with the policies of the TSXV, Vesta is not, nor will Subco be on the Qualifying Transaction Date, a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of such Person to compete in any line of business, or to transfer or move any of its respective assets or operations or which would prohibit or restrict Vesta or Subco from entering into and completing the Qualifying Transaction;

(31)
Vesta is not, nor will Subco be on the Qualifying Transaction Date, a party to any agreement, nor is Vesta aware of any agreement, which in any manner affects or will affect the voting control of any of the Vesta Shares or other securities of Vesta or Subco;

(32)
Vesta has conducted, and on the Qualifying Transaction Date Subco will have, conducted its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws, tariffs and directives material to its operation;

(33)
Vesta does not have, and Subco will not have on the Qualifying Transaction Date, any loan or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada));

(34)
On or before the Effective Date, Vesta, Subco and their respective boards of directors will have taken all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement and the Amalgamation Agreement;

(35)
Other than Subco, Vesta has no Subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Persons. Vesta is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons; and will have no Subsidiaries and will not own any securities issued by, or any equity or ownership interest in, any other Persons. Subco will not be not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons;

EXECUTION VERSION

(36)	The only officers and directors of Vesta are as hereinafter set forth:

Name	Office
Harold Wolkin	President, CEO, CFO and Secretary
Frank Bellotti	Director
Lawrence Friedman	Director
Richard Patricio	Director
Donny Kanovsky	Vice-President

(37)	The only officers and directors of Subco will on the Qualifying Transaction Date be as hereinafter set forth:

Name	Office
Frank Bellotti	Director and President

(38)
As of the date hereof, the corporate records and minute books of Vesta are materially complete and accurate. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of Vesta are complete and accurate in all material respects;

(39)
The issued and outstanding Vesta Shares have been duly authorized, validly allotted and issued as fully paid, non-assessable shares in the capital of Vesta and in compliance in all material respects with applicable corporate and securities Laws. The Vesta Shares to be issued in connection with the Qualifying Transaction (including, without limitation, the Vesta Shares issuable upon the due exercise of the Vesta UHC Replacement Warrants) will be, at the Effective Time, duly authorized, validly allotted and issued as fully paid, non-assessable shares in the capital of Vesta and in compliance with applicable corporate and securities Laws;

(40)
To the best of the knowledge of Vesta, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Vesta Shares;

(41)
None of the information furnished to UHC, Excelaron, Barisan and Mogul, and their respective representatives and counsel relating to Vesta and Subco, including, without limitation, all financial information, contains any misrepresentation likely to result in a Material Adverse Change to Vesta;

(42)
Vesta is not aware of any pending or contemplated change to any applicable Law or governmental position that would materially affect the business of Vesta as currently conducted or the legal environment under which Vesta operates;

(43)
Vesta is the owner of and has good and marketable title to all of the material properties and Vesta Assets, including, without limitation, all properties and Vesta Assets reflected in the Vesta Financial Statements, in each case free and clear of all Encumbrances whatsoever other than Permitted Encumbrances;

EXECUTION VERSION

(44)	Vesta is not the owner, lessee, licensee, or occupant of, or subject to any agreement or option to own or lease, any real property or any interest in any real property;

(45)	Vesta is not a party to, or under any agreement to become a party to, any lease with respect to real property;

(46)
Vesta has not received notice of any material defect in its title or claim to the Vesta Assets or any notice from any third party claiming such an interest, and, for the period of time that Vesta has owned the Vesta Assets, all material relevant obligations of Vesta have been performed and observed;

(47)
The material contracts of the Vesta listed in Schedule  attached hereto (the “Vesta Material Contracts”) are the only material documents and contracts currently in effect under and by virtue of which Vesta is entitled to the Vesta Assets and conducts the Vesta Business;

(48)
All of the Vesta Material Contracts are valid and subsisting and Vesta has not received notice of any default, breach of or termination under any Vesta Material Contract and to Vesta’s knowledge, no other party to any Vesta Material Contract is in default, breach of or has terminated or purported to terminate any Vesta Material Contract;

(49)	Vesta does not own any material intellectual property;

(50)	Vesta does not have and has never had any employees;

(51)
Vesta is in compliance with all terms and conditions of employment and all Laws respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Laws and, to the knowledge of Vesta, there is no basis for such claim;

(52)
Vesta has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Vesta, threatened against Vesta;

(53)	Vesta is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting any employees of Vesta;

(54)	No collective agreement is currently being negotiated by Vesta or any other Person, in respect of employees of Vesta;

(55)
No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of Vesta by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of Vesta, threatened to apply to be certified as the bargaining agent of any employees of Vesta. To the knowledge of Vesta, there are no threatened or pending union organizing activities involving any employees of Vesta. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of Vesta, threatened against Vesta and no such event has occurred within the last three (3) years (other than as disclosed in writing to Vesta);

EXECUTION VERSION

(56)
No trade union has applied to have Vesta declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which Vesta carries  on business;

(57)
Each independent contractor engaged by Vesta has been properly classified by Vesta as an independent contractor and Vesta has not received any notice from any Government Authority disputing such classification;

(58)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and Vesta has not been reassessed in any material respect under such legislation during the past three (3) years and no audit of Vesta is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect the accident cost experience of Vesta in respect of its business (other than as disclosed in writing to Vesta);

(59)
There are no charges pending under applicable occupational health and safety legislation and Vesta has complied in all material respects with any orders issued under applicable occupational health and safety legislation and there are no appeals of any orders under such legislation currently outstanding; and

(60)	There has never been a reportable disagreement (within the meaning of National Instrument 51-102) with the present auditors of Vesta.

4.6	Representations and Warranties of AOC

AOC hereby represents and warrants to Vesta, UHC, Barisan, Mogul and Excelaron and acknowledges that each of them is relying upon such representations, warranties and covenants, as follows:

(1)	AOC2 is a 100% wholly-owned subsidiary of AOC, and AOC shall, and shall cause AOC2, to take all such actions as are necessary to complete the Reorganization.

4.7	Representations and Warranties of William Divine

William Divine hereby represents and warrants to AOC, Vesta, UHC, Barisan, Mogul and Excelaron and acknowledges that each of them is relying upon such representations, warranties and covenants, as follows:

(1)	To the knowledge of William Divine:

(a)	the dates, recording of Membership Interests and the agreements associated therewith are accurately stated in the recitals to this Agreement; and

EXECUTION VERSION

(b)	all other information and references to William Divine and his ownership of Membership Interests contained in this Agreement is accurately stated.

ARTICLE 5
CONDUCT OF BUSINESS

5.1	Conduct of Business by UHC, Excelaron and Vesta

Except as required by Law or as otherwise expressly permitted or specifically contemplated by this Agreement, each of UHC, Excelaron and Vesta covenants and agrees in respect of itself that, during the period from the date of this Agreement until the earlier of either the Effective Time or the time that this Agreement is terminated by its terms, or upon consent of the Approval Parties that:

(1)
Each of Vesta, UHC and Excelaron shall conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(2)
Vesta shall not take any action which would be reasonably expected to result in the delisting or suspension of the Vesta Shares from the TSXV and shall comply, in all material respects, with the rules and policies thereof;

(3)	Vesta, UHC and Excelaron shall not, directly or indirectly, do or permit to occur any of the following, except as otherwise contemplated herein:

(a)	amend its Governing Documents;

(b)
declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares, membership interests or other ownership interests owned by any Person other than inter-corporate loans and advances or as contemplated hereby;

(c)
issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares or membership interests, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares or any membership interests or other ownership interests, other than:

(i)	the issuance by Vesta of Vesta Shares upon the exercise of Vesta Agent’s Options or Vesta Plan Options; and

(ii)	in connection with the:

(A)	fee payable to the Agents;

(B)	with the UHC Financing; or

(C)	GEAR Consulting Fee;

EXECUTION VERSION

(d)	redeem, purchase or otherwise acquire any of its outstanding shares or other securities including, without limitation, under an issuer bid;

(e)	reduce its stated capital or contributed capital;

(f)	enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(g)
other than in connection with the Qualifying Transaction and as specifically described in the Filing Statement, reorganize, amalgamate or merge with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition or other transaction would reasonably be expected to prevent, materially delay or materially alter the Qualifying Transaction contemplated hereby;

(h)	option, sell, pledge, dispose of or otherwise transfer or agree to transfer or encumber any assets;

(i)
acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer;

(j)	acquire any material assets;

(k)
incur any indebtedness for borrowed money, other than pursuant to existing facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, or make any loans or advances, other than the Personnel Obligations and fees payable to legal and accounting advisors in the ordinary course and reasonable fees payable to legal, accounting, engineering and financial advisors in connection with the Qualifying Transaction and matters contemplated by this Agreement;

(l)	authorize, recommend or propose any release or relinquishment of any material contractual right;

(m)
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document;

(n)	enter into any agreements with its managers, directors or officers or their respective associates (as such term is defined in the Securities Act (Ontario));

EXECUTION VERSION

(o)	terminate the employment of or hire any additional officer, director, manager or employee, or make any changes to its current officers, directors, managers or employees;

(p)	terminate or enter into any material contracts, permits, licenses, leases or other similar instruments; or

(q)	authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing:

(4)
Vesta, UHC and Excelaron will not, without prior consultation with and the consent of the other Approval Parties: (a) enter into new commitments of a capital expenditure nature or (b) incur any new contingent liabilities other than: (i) ordinary course expenditures; (ii) expenditures required by the Laws; (iii) expenditures made in connection with the Qualifying Transaction contemplated in this Agreement; and (iv) capital expenditures required to prevent the occurrence of a Material Adverse Change; and

(5)
Other than as contemplated by this Agreement, Vesta, UHC and Excelaron will not adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of directors, officers, employees, except as is necessary to comply with applicable Law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

5.2	Conduct of Business by Barisan and Mogul

Except as required by Law or as otherwise expressly permitted or specifically contemplated by this Agreement, each of Barisan and Mogul covenants and agrees in respect of itself that, during the period from the date of this Agreement until the earlier of either the Effective Time or the time that this Agreement is terminated by its terms, or upon consent of the Approval Parties that:

(1)
Each of Barisan and Mogul shall, with respect to its treatment of their respective Membership Interests, conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(2)	Each of Barisan and Mogul shall not, directly or indirectly, do or permit to occur any of the following, except as otherwise contemplated herein:

(a)
other than in connection with the Qualifying Transaction and as specifically described in the Filing Statement, reorganize, amalgamate or merge with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition or other transaction would reasonably be expected to prevent, materially delay or materially alter the Qualifying Transaction contemplated hereby; and

EXECUTION VERSION

(b)	option, sell, pledge, dispose of or otherwise transfer or agree to transfer or encumber its respective Membership Interest.

ARTICLE 6
COVENANTS

6.1	Representations and Warranties

(1)
Each Party covenants and agrees that from the date hereof until the earlier of the Effective Time or the termination of this Agreement, they shall not take any action, or fail to take any action, which would or may reasonably be expected to result in any of their respective representations and warranties as set out in Article 4 being untrue in any material respect.

6.2	Notice of Material Change

(1)	From the date hereof until the earlier of the Effective Time or the termination of this Agreement, each Party shall promptly notify the each of the other Parties in writing of:

(a)
any material change (actual, anticipated, contemplated or, to the best of the knowledge of such Party threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of such Party taken as whole;

(b)
any change in the facts relating to any representation or warranty set out in Sections 4.1, 4.2, 4.3, 4.4., 4.5 or 4.6 hereof, as applicable, which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(c)	any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

(2)
Each of the Parties shall in good faith discuss with the Approval Parties any change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need be given to the other pursuant to this Section.

6.3	Books & Records

Vesta will continue to make available and cause to be made available to UHC, Excelaron, Barisan and Mogul and their respective agents and advisors, all documents and agreements (including, without limitation, minute books) as may be necessary to enable each of them to effect a thorough investigation of Vesta and the business, properties and financial status and in the case of UHC in particular, to enable UHC to provide all disclosure necessary or advisable to the UHC Securityholders to obtain the approval of the UHC Securityholders.

Each of UHC, Mogul, Barisan and Excelaron will continue to make available and cause to be made available to Vesta and its agents and advisors, all documents and agreements (including, without limitation, minute books) as may be necessary to enable Vesta to effect a thorough investigation of each of them and their respective business, properties and financial status and to enable Vesta to provide all disclosure necessary or advisable to the holders of Vesta securities.

EXECUTION VERSION

6.4	Additional Vesta Covenants

(a)	Vesta will reserve sufficient Vesta Shares for issuance in accordance with the terms of this Agreement and the terms of the Vesta UHC Replacement Warrants and Vesta UHC Replacement Comp Warrants;

(b)	Vesta will, on the Effective Date, issue Vesta Shares to those persons entitled thereto pursuant to the Amalgamation in accordance with this Agreement;

(c)
Vesta covenants and agrees that, from the date hereof until the termination of this Agreement, it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Section 4.5 being untrue in any material respect; and

(d)	The Vesta Shares to be issued upon completion of the Amalgamation shall be validly issued as fully paid and non-assessable.

6.5	Non-Solicitation

(1)
Vesta shall not solicit any offers to purchase its shares or assets and it will not initiate or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction during the period commencing on the date hereof and ending on the first to occur of: (a) the termination of this Agreement; and (b) the Deadline Date. Vesta shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person related to any of the foregoing. In the event Vesta is approached in respect of any such transaction, it shall immediately notify UHC, Excelaron, Mogul and Barisan.

(2)
UHC shall not solicit any offers to purchase its shares or assets and it will not initiate or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction during the period commencing on the date hereof and ending on the first to occur of: (a) the termination of this Agreement; and (b) the Deadline Date. UHC shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person related to any of the foregoing. In the event UHC is approached in respect of any such transaction, it shall immediately notify Vesta.

(3)
Excelaron shall not solicit any offers to purchase its shares or assets and it will not initiate or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction during the period commencing on the date hereof and ending on the first to occur of: (a) the termination of this Agreement; and (b) the Deadline Date. Excelaron shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person related to any of the foregoing. In the event Excelaron is approached in respect of any such transaction, it shall immediately notify Vesta.

EXECUTION VERSION

(4)
Mogul shall not solicit any offers to purchase the Mogul Interest and it will not initiate or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction which may in any way prevent Mogul from completing the Mogul Transaction, during the period commencing on the date hereof and ending on the first to occur of: (a) the termination of this Agreement; and (b) the Deadline Date. Mogul shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person related to any of the foregoing. In the event Mogul is approached in respect of any such transaction, it shall immediately notify Vesta.

(5)
Barisan shall not solicit any offers to purchase the Barisan Interest and it will not initiate or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction which may in any way prevent Barisan from completing the Barisan Transaction, during the period commencing on the date hereof and ending on the first to occur of: (a) the termination of this Agreement; and (b) the Deadline Date. Barisan shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person related to any of the foregoing. In the event Barisan is approached in respect of any such transaction, it shall immediately notify Vesta.

(6)
AOC shall not solicit any offers to purchase its shares or its Membership Interests and it will not initiate or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction during the period commencing on the date hereof and ending on the first to occur of: (a) the termination of this Agreement; and (b) the Deadline Date. AOC shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person related to any of the foregoing. In the event AOC is approached in respect of any such transaction, it shall immediately notify Vesta.

6.6	Covenants of UHC

On or before the Effective Date, UHC covenants and agrees to use its reasonable best efforts to cause the UHC Securityholders to take all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement and the Amalgamation Agreement.

6.7	Covenants of UHC and Barisan

(a)	On or before the Effective Date, UHC and Barisan covenant and agree to use their best efforts to complete the Barisan Transaction.

(b)
UHC covenants and agrees with Barisan that UHC will not complete the Barisan Transaction unless UHC reasonably believes that the completion of each of the Mogul Transaction, the UHC Financing and the Amalgamation will occur shortly thereafter. In the event that the Barisan Transaction is completed and one or more of the Mogul Transaction, the UHC Financing and the Amalgamation are not completed, UHC covenants and agrees with Barisan that UHC will take all actions necessary to reassign Barisan the Barisan Interset.

EXECUTION VERSION

6.8	Covenants of UHC and Mogul

On or before the Effective Date, UHC and Mogul covenant and agree to use their best efforts to complete the Mogul Transaction.

6.9	Mutual Covenants

Subject to the terms and conditions of this Agreement and subject to fiduciary obligations under applicable Laws, each of the Parties covenant and agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Qualifying Transaction contemplated by this Agreement and the Filing Statement and to cooperate with each other in connection with the foregoing, including, as applicable, using commercially reasonable efforts:

(a)	to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements;

(b)	to use all commercially reasonable efforts to obtain all appropriate Regulatory Approvals;

(c)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Qualifying Transaction contemplated hereby;

(d)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Qualifying Transaction contemplated hereby;

(e)
to not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Qualifying Transaction Date or termination of this Agreement, whichever is first; and

(f)	to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities.

For purposes of this Agreement, the obligation to use “commercially reasonable efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

ARTICLE 7
OTHER FILINGS

7.1	Other Filings

The Parties shall, as promptly as practicable hereafter, prepare and file all filings required under any securities Laws, the rules and policies of the TSXV or any other applicable Laws relating to the Qualifying Transaction.

EXECUTION VERSION

ARTICLE 8
CONDITIONS

8.1	Certain Conditions Precedent

The respective obligations of UHC, Barisan, Mogul, AOC and Vesta (for itself and, to the extent applicable, Subco and Amalco) to complete each step of the Qualifying Transaction contemplated by this Agreement shall be subject to the satisfaction, on or before the Qualifying Transaction Date, of the following conditions precedent, each of which may be waived only by the consent of UHC, Barisan, AOC and Vesta:

(a)	all resolutions and other corporate actions by:

(i)	the boards of directors of each of Vesta (including in its capacity as the sole shareholder of Subco), Subco, UHC, Mogul and Barisan;

(ii)	the UHC Securityholders;

(iii)	the managers and Members of Excelaron; and

(iv)	the board of directors of AOC,

which are necessary to permit and  to complete the Qualifying Transaction as contemplated herein, shall have been obtained, adopted and taken;

(b)	satisfactory completion of due diligence by UHC, AOC, Mogul and Vesta in respect of the business, financial condition, prospects, assets, liabilities or operations of each of them and of Excelaron;

(c)	all Regulatory Approvals shall have been obtained;

(d)
all necessary consents, approvals, exemptions, and authorizations of any Government Authority (including, if applicable, any stock exchanges), directors, shareholders, lenders, lessors, and other third parties in respect of the transactions contemplated by this Agreement shall have been obtained;

(e)	there shall not be any pending or threatened litigation regarding this Agreement and/or the transactions contemplated herein;

(f)
the UHC Financing raising not less than $5,500,000 of gross proceeds, the closing of the Barisan Transaction and the closing of the Mogul Transaction, in a manner satisfactory to each of the Approval Parties, acting reasonably, shall have been completed;

(g)	all required consents shall have been obtained;

(h)	the Reorganization shall have been completed;

(i)
the board of directors of Vesta shall have passed such resolutions as may be necessary to, at the Closing, grant additional Vesta Plan Options to those persons and in those amounts as may be directed by UHC provided that: (i) such grants are permitted by the policies of the TSXV, and (ii) such grants are to be made in accordance with Vesta’s existing stock option plan;

EXECUTION VERSION

(j)	the Vesta Shares issuable upon the due exercise of the Vesta UHC Replacement Warrants and the Vesta UHC Replacement Comp Warrants shall be reserved for issuance;

(k)
the issuance of the Vesta Shares to be issued upon completion of the Amalgamation and the Vesta Shares issuable upon the due exercise of the Vesta UHC Replacement Warrants and the Vesta UHC Replacement Comp Warrants shall have been accepted for listing by the TSXV, subject to Vesta fulfilling the TSXV’s usual and ordinary listing requirements, all necessary escrow arrangements in connection with the listing of such shares on the TSXV shall have been completed and the applicable escrowed parties shall have finalized and signed all applicable escrow agreements, and each of the Approval Parties shall be satisfied, acting reasonably, that the conditions set forth in the TSXV conditional approval will be met as of or within a reasonable period of time after the Qualifying Transaction Date;

(l)	there shall not be in force any order or decree restraining or enjoining the consummation of the Qualifying Transaction, including, without limitation, the Amalgamation;

(m)	all holders of UHC Warrants and UHC Comp Warrants shall have agreed to replace their UHC Warrants with Vesta UHC Replacement Warrants and Vesta UHC Replacement Comp Warrants, respectively;

(n)
the execution and delivery on or before the Qualifying Transaction Date, such customary agreements, certificates, resolutions, opinions and other closing documents as may be reasonably requested by the Approval Parties including, without limiting the generality of the foregoing, an opinion from US legal counsel acceptable to the Approval Parties that (i) Amalco is the registered and beneficial owner of a 65% Membership Interest; (ii) AOC is the owner of a 35% Membership Interest and that all Membership issued or transferred in the past were and the current Membership Interests are, validly issued or transferred as applicable, in accordance with applicable law, the constating documents of Excelaron and the Operating Agreement; and (iii) that Excelaron has valid legal title to the Project free of any registered encumbrances;

(o)	the Existing Vesta Plan Options shall have been cancelled; and

(p)	this Agreement shall not have been terminated pursuant to Article 11.

(2)
If any of the above conditions shall not have been satisfied or waived by the Approval Parties on or before the Deadline Date or, if earlier, the date required for the performance thereof, then an Approval Party may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Approval Party terminating the Agreement. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by a Party of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, such defaulting Party shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own noncompliance with its obligations under this Agreement.

EXECUTION VERSION

8.2	Additional Conditions Precedent to the Obligations of UHC

(1)
The obligations of UHC to complete the Qualifying Transaction contemplated by this Agreement shall also be subject to the satisfaction, on or before the Qualifying Transaction Date, of each of the following conditions precedent (each of which is for the exclusive benefit of UHC and may be waived by UHC and any one or more of which, if not satisfied or waived, will relieve UHC of any obligation under this Agreement):

(a)	no Material Adverse Change with respect to Vesta or Subco shall have occurred between the date hereof and the Qualifying Transaction Date;

(b)	UHC shall have acquired the Barisan Interest;

(c)	UHC shall have acquired the Mogul Interest;

(d)
Vesta shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement, and all representations and warranties of Vesta contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall not have ceased to be true and correct in any material respect thereafter (provided, however, that Vesta has been given written notice by UHC specifying in reasonable detail any such misrepresentation, breach or non-performance, the Vesta shall have three (3) days to cure such misrepresentation, breach or non-performance); the President and Chief Executive Officer of Vesta or another officer satisfactory to UHC shall so certify on the Qualifying Transaction Date and in the case of Subco, shall also certify that Subco meets the requirements set out in the Act in respect of the Amalgamation;

(e)	the board of directors of Vesta shall be those persons referred to in Section 2.1(f) hereof and no others;

(f)	the officers of Vesta shall be those persons holding those offices as are set forth in Section 2.1(g) hereof and no others; and

(g)	a release, in form satisfactory to UHC, from each of Harold Wolkin, Lawrence Freedman and Richard Patricio in favour of Vesta, shall have been delivered to Vesta.

(2)
If any of the above conditions in Section 8.2(1) shall not have been complied with or waived by UHC on or before the Deadline Date, then, subject to the cure provision provided for in Section 8.2(1)(d), UHC may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by UHC.  In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by UHC of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, UHC shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

EXECUTION VERSION

8.3	Additional Conditions Precedent to the Obligations of Mogul

(1)
The obligations of Mogul to complete the Qualifying Transaction contemplated by this Agreement shall also be subject to the satisfaction, on or before the Qualifying Transaction Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Mogul and may be waived by Mogul and any one or more of which, if not satisfied or waived, will relieve Mogul of any obligation under this Agreement):

(a)	no Material Adverse Change with respect to Vesta or Subco shall have occurred between the date hereof and the Qualifying Transaction Date; and

(b)
Vesta shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement, and all representations and warranties of Vesta contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall not have ceased to be true and correct in any material respect thereafter (provided, however, that Vesta has been given written notice by Mogul specifying in reasonable detail any such misrepresentation, breach or non-performance, the Vesta shall have three (3) days to cure such misrepresentation, breach or non-performance); the President and Chief Executive Officer of Vesta or another officer satisfactory to Mogul shall so certify on the Qualifying Transaction Date.

(2)
If any of the above conditions in Section 8.3(1) shall not have been complied with or waived by Mogul on or before the Deadline Date, then, subject to the cure provision provided for in Section 8.3(1)(b), Mogul may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Mogul.  In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by Mogul of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, Mogul shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

(3)
Notwithstanding Section  and any other provision of this Agreement, until such time as the Assignment and Assumption Agreement is executed and delivered in accordance with the terms of this Agreement and the Assignment and Assumption Agreement, nothing contained in this Agreement shall relieve Mogul of its obligations under the Second Agreement and under the Operating Agreement as amended.

EXECUTION VERSION

8.4	Additional Conditions Precedent to the Obligations of Barisan

(1)
The obligations of Barisan to complete the Qualifying Transaction contemplated by this Agreement shall also be subject to the satisfaction, on or before the Qualifying Transaction Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Barisan and may be waived by Barisan and any one or more of which, if not satisfied or waived, will relieve Barisan of any obligation under this Agreement):

(a)	no Material Adverse Change with respect to Vesta or Subco shall have occurred between the date hereof and the Qualifying Transaction Date;

(b)
the Vesta Shares issued to, among others, Barisan will not be subject to a “restricted period” pursuant to Section 2.5 of National Instrument 45-102 “Resale of Securities” and Vesta shall have fulfilled the condition contained in Section 2.6(3)(1) of National Instrument 45-102 “Resale of Securities”; and

(c)
Vesta shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement, and all representations and warranties of Vesta contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall not have ceased to be true and correct in any material respect thereafter (provided, however, that Vesta has been given written notice by Barisan specifying in reasonable detail any such misrepresentation, breach or non-performance, the Vesta shall have three (3) days to cure such misrepresentation, breach or non-performance); the President and Chief Executive Officer of Vesta or another officer satisfactory to Barisan shall so certify on the Qualifying Transaction Date.

(2)
If any of the above conditions in Section 8.4(1) shall not have been complied with or waived by Barisan on or before the Deadline Date, then, subject to the cure provision provided for in Section 8.4(1)(b), Barisan may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Barisan.  In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by Barisan of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, Barisan shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

8.5	Additional Conditions Precedent to the Obligations of Vesta

(1)
The obligations of Vesta to complete the Qualifying Transaction contemplated by this Agreement shall also be subject to the satisfaction, on or before the Qualifying Transaction Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Vesta and may be waived by Vesta and any one or more of which, if not satisfied or waived, will relieve Vesta of any obligation under this Agreement):

EXECUTION VERSION

(a)	no Material Adverse Change with respect to UHC, Excelaron the Mogul Interest or the Barisan Interest shall have occurred between the date hereof and the Qualifying Transaction Date; and

(b)
none of UHC, Mogul, Barisan or Excelaron shall have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement, and all representations and warranties of each of them contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall not have ceased to be true and correct in any respect thereafter (provided, however, that if the breaching Approval Party has been given written notice by the other Approval Party specifying in reasonable detail any such misrepresentation, breach or non-performance, the breaching Approval Party shall have three (3) Business Days to cure such misrepresentation, breach or non-performance); the President and Chief Executive Officer of each of Mogul and Barisan, and the President of UHC, and in the case of Excelaron, any duly appointed and authorized manager, or another officer satisfactory to Vesta shall so certify on the Qualifying Transaction Date and in the case of UHC, shall also certify that UHC meets the requirements set out in the Act in respect of the Amalgamation.

(2)
If any of the above conditions in Sections 8.5(1) shall not have been complied with or waived by Vesta on or before the Deadline Date, subject to the cure provision provided for in Section 8.5(1)(b), Vesta may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Vesta. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by Vesta of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, Vesta shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1	Indemnification by UHC

UHC shall indemnify and save the other Parties harmless for and from any and all liabilities, losses (except for loss of profits or consequential losses), claims, judgments, damages, expenses and costs (including, without limitation, reasonable professional fees and costs and expenses incurred in connection therewith) (collectively, the “Indemnifiable Damages”) suffered or incurred by the other Parties as a result of: (i) a material breach of a representation or warranty on the part of UHC contained in this Agreement; (ii) a material breach of a covenant on the part of UHC contained in this Agreement; or (iii) a misrepresentation on the part of UHC contained in the Filing Statement.

9.2	Indemnification by Excelaron

Excelaron shall indemnify the other Parties harmless for and from any and all Indemnifiable Damages suffered or incurred the other Parties as a result of: (i) a material breach of a representation or warranty on the part of Excelaron contained in this Agreement; (ii) a material breach of a covenant on the part of Excelaron contained in this Agreement; or (iii) a misrepresentation on the part of Excelaron contained in the Filing Statement.

EXECUTION VERSION

9.3	Indemnification by Mogul

Mogul shall indemnify and save the other Parties harmless for and from any and all Indemnifiable Damages suffered or incurred by the other Parties as a result of: (i) a material breach of a representation or warranty on the part of Mogul contained in this Agreement; (ii) a material breach of a covenant on the part of Mogul contained in this Agreement; or (iii) a misrepresentation on the part of Mogul contained in the Filing Statement.

9.4	Indemnification by Barisan

Barisan shall indemnify and save the other Parties harmless for and from any and all Indemnifiable Damages suffered or incurred by the other Parties as a result of: (i) a material breach of a representation or warranty on the part of Barisan contained in this Agreement; (ii) a material breach of a covenant on the part of Barsian contained in this Agreement; or (iii) a misrepresentation on the part of Barisan contained in the Filing Statement.

9.5	Indemnification by Vesta

Vesta shall indemnify and save the other Parties harmless for and from any and all Indemnifiable Damages suffered or incurred by any of them a result of: (i) a material breach of a representation or warranty on the part of the other Parties contained in this Agreement; (ii) a material breach of a covenant on the part of Vesta contained in this Agreement; or (iii) a misrepresentation on the part of Vesta contained in the Filing Statement.

9.6	Notice of Claim

A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the “Indemnified Party”) shall promptly give written notice to the Party responsible for indemnifying the Indemnified Party (the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 9.1, 9.2, 9.3, 9.4 or 9.5 (a “Claim”, which term may include more than one Claim). Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

9.7	Procedure for Indemnification

(1)
Direct Claims. With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

EXECUTION VERSION

(2)
Arbitration. If the Indemnified Party and the Indemnifying Party do not agree within the period set forth in Section 9.7(1) (or any mutually agreed upon extension thereof), the Indemnified Party and the Indemnifying Party agree that the dispute shall be submitted to arbitration pursuant to Article 10. Such dispute shall not be made the subject matter of an action in a court by either the Indemnified Party or the Indemnifying Party unless the dispute has first been submitted to arbitration and finally determined in accordance with the provisions of Article 10. Any such action commenced thereafter shall only be for judgment in accordance with the decision of the arbitrator and the costs incidental to the action. In any such action, the decision of the arbitrator shall be conclusively deemed to determine the rights and liabilities as between the parties to the arbitration in respect of the matter in dispute.

(3)
Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel reasonably satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if any such consent is not obtained for any reason, liability on the part of other Indemnifying Party shall be limited to the proposed settlement amount.

9.8	General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

EXECUTION VERSION

(1)	Any Claim arising as a result of a breach of a representation or warranty shall be made not later than the date on which, pursuant to Article 4, such representation and warranty terminated;

(2)
The obligation to indemnify set forth in Sections 9.1, 9.2, 9.3, 9.4 and 9.5 shall be applicable only after an Indemnified Party shall have reasonably accumulated Indemnifiable Damages in an amount in excess of $50,000 in the aggregate. Once the amount of such Indemnifiable Damages reasonably exceeds $50,000, in the aggregate, the obligation to indemnify shall apply with respect to all such Indemnifiable Damages including those Indemnifiable Damages reasonably calculated to reach the amount of $50,000; and

(3)
The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

ARTICLE 10
ARBITRATION

10.1	Issue Subject to Arbitration

A Direct Claim made by an Indemnified Party shall be determined by arbitration as herein provided. Such arbitration shall be governed by the Arbitration Act.

10.2	Arbitration Process

The following principles shall apply to an issue submitted to arbitration pursuant to Section 9.7(2):

(1)
The parties to the arbitration shall attempt to appoint a single arbitrator. If the parties to the arbitration are unable to agree on a single arbitrator within ten (10) days after they have agreed to the arbitration, then an arbitrator shall be appointed by a judge of the appropriate court of Ontario pursuant to the Arbitration Act upon application of a party after giving five (5) days’ notice to all other parties of its intention to make such an application. The provisions of the Arbitration Act shall apply to any such court application pursuant to this Section 10.2(1);

(2)	The arbitrator shall be qualified by education and training to pass upon the particular question in dispute. The arbitration shall take place in private;

(3)
The arbitrator shall proceed immediately to hear and determine the question or questions in dispute and the parties shall have the right to make representations to the arbitrator concerning the subject matter of the arbitration.  In rendering a decision, the arbitrator shall follow applicable Laws.  The decision and reasons therefor of the arbitrator shall be made within thirty (30) days after the appointment of the arbitrator, subject to any reasonable delay due to unforeseen circumstances. Notwithstanding the foregoing, if the arbitrator fails to make a decision within thirty (30) days after his appointment then any party to the arbitration may elect to have a new arbitrator appointed in like manner as if none had previously been appointed;

EXECUTION VERSION

(4)
The decision and reasons therefor of the arbitrator shall be drawn up in writing and signed by the arbitrator and shall be final and binding upon the parties to the arbitration as to any question or questions so submitted to arbitration and the parties to the arbitration shall be bound by such decision and perform the terms and conditions thereof;

(5)	The expenses of the arbitration shall be awarded by the arbitrator or, in the absence of such an award, shall be borne equally by the parties to the arbitration; and

(6)	No party to the arbitration shall be deemed to be in default of any matter being arbitrated until five (5) days after the decision of the arbitrator is delivered any party to the arbitration.

ARTICLE 11
TERMINATION AND AMENDMENT

11.1	Termination

This Agreement may be terminated by written notice promptly given to the other Parties hereto, at any time prior to the Qualifying Transaction Date:

(a)	by mutual agreement in writing by each of the Parties;

(b)	in the event that the Qualifying Transaction Date has not occurred by the Deadline Date; or

(c)	as set forth in subsection (2) of each of Sections 8.1, 8.2 and 8.3 of this Agreement.

11.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 11.1 hereof this Agreement shall forthwith have no further force or effect and there shall be no obligations on the part of the Parties hereunder except as set forth in Articles 9 and 10 and Section 11.4 hereof and this Section 11.2, which provisions shall survive the termination of this Agreement. If such termination is as a result of a breach by Mogul, Barisan, UHC or Excelaron, Mogul and UHC (as the case may be) shall repay to Vesta, no later than six (6) months of such termination, all advances made to Mogul or UHC by Vesta in connection with the Qualifying Transaction together with interest equal to the prime rate charged by the Canadian Schedule I banks plus 2% calculated from the date of the applicable advance. Nothing herein shall relieve any Party from liability for any breach of this Agreement prior to any termination of this Agreement.

11.3	Fees and Expenses

Each of Vesta and Mogul agree that Vesta and Mogul will each contribute 50% to the direct costs of the Qualifying Transactions relating to services provided on or after September 1, 2009 through closing of the Qualifying Transaction, including legal, regulatory, TSXV, transfer agent, sponsor and auditor fees. For clarity, any such fees for services or filings prior to September 1, 2009 and any such fees incurred for ordinary course corporate and financial matters or otherwise not directly related to the Qualifying Transaction, will not form part of the costs of the Transactions for the purposes of this paragraph. Each of Vesta and Mogul will disclose amounts paid in connection with the Qualifying Transaction and settle any amounts owing between them pursuant to this paragraph within ten (10) Business Days of request for payment by the paying party to the non-paying party.

EXECUTION VERSION

11.4	Amendment

This Agreement may, at any time on or before the Qualifying Transaction Date, be amended by mutual agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed by the appropriate directors, managers, officers or other authorized representatives on behalf of each of the Parties.

11.5	Waiver

A Party may: (i) extend the time for the performance by any other Party of the obligations owed to it; (ii) waive compliance with any other Party’s agreements or the fulfillment of any of its covenants or conditions contained herein; or (iii) waive inaccuracies in another Party’s representations or warranties owed to it and contained herein or in any document delivered by such other Party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 12
GENERAL

12.1	Confidentiality

Any discussions in connection with the Qualifying Transaction in general and this Agreement and the Filing Statement in particular shall be treated by the Parties hereto as strictly confidential and shall not (without the prior consent of each of the other Parties hereto or as contemplated or provided herein) be disclosed by any Party hereto to any person other than a director, officer, employee, agent, shareholder or professional advisor or, in the case of Excelaron, a duly appointed manager, of or to that Party hereto with a need to know for purposes connected with the matters contemplated by this Agreement and then only on a confidential basis and also on the basis that the Party concerned will be liable for any breach of confidentiality by a person to whom it makes disclosure.

12.2	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight courier to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a)	if to UHC:

EXECUTION VERSION

United Hydrocarbon Corporation
47 Colborne Street
Suite 201
Toronto, Ontario, Canada
M5E 1P8
Facsimile: 416-850-2802
Attn: Parvez Tyab

with a copy to:

Aird & Berlis LLP
Brookfield Place, 181 Bay Street
Suite 1800, Box 754
Toronto, Ontario, Canada
M5J 2T9
Facsimile: 416-863-1515
Attn: Daniel N. Bloch

(b)	if to Mogul:

Mogul Energy International, Inc.
520 Pike Street, Suite 2210
Seattle, Washington, U.S.A.
98101

with a copy to:

Aird & Berlis LLP
Brookfield Place, 181 Bay Street
Suite 1800, Box 754
Toronto, Ontario, Canada
M5J 2T9
Facsimile: 416-863-1515
Attn: Daniel N. Bloch

(c)	if to Barisan:

Barisan Energy Limited
L1 34 Colin St.
West Perth, WA 6005
Australia

(d)	if to Vesta, Subco, or Amalco:

Vesta Capital Corp.
c/o Miller Thomson LLP
Scotia Plaza, 40 King Street West
Suite 5800, P.O. Box 1011
Toronto, Ontario, Canada
M5H 3S1
Facsimile: 416-595-8695
Attn: Frank Bellotti

EXECUTION VERSION

with a copy to:

Miller Thomson LLP
Scotia Plaza, 40 King Street West
Suite 5800, P.O. Box 1011
Toronto, Ontario, Canada
M5H 3S1
Facsimile: 416-595-8695
Attn: Daniel A. Rothberg

(e)	if to William Divine:

c/o Excelaron LLC
1075 Court Street, Suite 207
San Luis Obispo, CA 93401
U.S.A.

(f)	if to Excelaron:

Excelaron LLC
1075 Court Street, Suite 207
San Luis Obispo, CA 93401
U.S.A.
with a copy to:

Charles A. Jordan, Attorney At Law
P.O. Box 7322
Halcyon, CA 93421
U.S.A.
Facsimile: 805-489-3465

(g)	if to AOC:

Australian Oil Company Limited
Level 8, 139 McQuarie Street
Sydney, NSW 2000
Australia

with a copy to:

Charles A. Jordan, Attorney At Law
P.O. Box 7322
Halcyon, CA 93421
U.S.A.
Facsimile: 805-489-3465

EXECUTION VERSION

12.3	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of each of the Parties hereto.

12.4	Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

12.5	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6	Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.7	Third Party Beneficiary

This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder except for the provisions of Section 2.5 which is intended to be for the benefit of, and will be enforceable by the Agents.

[the remainder of this page intentionally left blank]

EXECUTION VERSION

12.8	Investigation by Parties

No investigations made by or on behalf of any Party or any of its respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by another Party in or pursuant to this Agreement.

EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

UNITED HYDROCARBON CORPORATION

Per:	/s/ Ijaz Khan
	Name:	Ijaz Khan
	Title:	President

EXCELARON LLC

Per:	/s/ Grant Jagelman
	Name:	Grant Jagelman
Title: President

MOGUL ENERGY INTERNATIONAL, INC.

Per:	/s/ Naeem Tyab
	Name:	Naeem Tyab
	Title:	President

BARISAN ENERGY I\LIMITED

Per:	/s/ Brian McGillivray
	Name:	Brian McGillivray
	Title:	Director

AUSTRALIAN OIL COMPANY LIMITED

Per:	/s/ Grant Jagelman
	Name:	Grant Jagelman
	Title:	Managing Director

EXECUTION VERSION

)	WILLIAM DIVINE
)
)
)	Per:	/s/ William Divine
)		Name:	William Divine

VESTA CAPITAL CORP.

	Per:	/s/ Harold M. Wolkin
		Name:	Harold M. Wolkin
		Title:	President & Director

EXECUTION VERSION

SCHEDULE A

SEE ATTACHED.

EXECUTION VERSION

SCHEDULE B

SEE ATTACHED.

EXECUTION VERSION

SCHEDULE C

MAP OF PROJECT

EXECUTION VERSION

SCHEDULE D

SEE ATTACHED.

EXECUTION VERSION

SCHEDULE 4.1 (5)
Joint Ventures (UHC)

See Schedule 4.1 (30) UHC Material Contracts

2

EXECUTION VERSION

SCHEDULE 4.1 (32)

UHC Material Contracts

(i)            Confidentiality of Non-Competition Agreements with Third Parties

None

(ii)           Shareholder Agreements or Partnership Agreements

1. Operating Agreement effective February 1, 2008 between and among William Divine, Australian Oil Company Limited and Barisan Energy Ltd.

(iii)          Transaction/Contracts/Agreements where the Directors, Officers, Employees or Shareholders have an Interest

1. Operating Agreement effective February 1, 2008 between and among William Divine, Australian Oil Company Limited and Barisan Energy Ltd.

2. Waiver and Assignment Agreement effective January 1, 2009 between and among William Divine, Australian Oil Company Limited, United Hydrocarbon Corporation and Barisan Energy Ltd.

3. Agreement between and among William Divine, Australian Oil Company Limited, United Hydrocarbon Corporation, Barisan Energy Ltd., Excelaron LLC and Mogul Energy International Inc. dated February 11, 2009.

4. Agreement between and among William Divine, Australian Oil Company Limited, United Hydrocarbon Corporation, Barisan Energy Ltd., Excelaron LLC and Mogul Energy International Inc. dated February 12, 2009.

(iv)          Agreements with Consultants and Other Service Providers

Advisory Agreement between Griffiths Energy and Resources Inc. and United Hydrocarbon Corporation dated as of February 18, 2010.

(v)           Oral Agreements or Arrangements

Ijaz Khan-President (Salary-Nil)

(vi)          Guarantees or Indemnities by the Company

None

(vii)         Acquisition or Sale of Assets (> $10K)

a.             Agreements Restricting Company’s Ability to Compete in any Line of Business with any Entity or Person

EXECUTION VERSION

None other than otherwise disclosed.

b.           Future Issuance of Securities of the Company

Engagement Letter from Fraser Mackenzie to United Hydrocarbon Corporation dated September 28, 2009.

c.           Granting Third Parties any Rights in Respect of the Company’s Material Assets

Letter of Intent from Vesta Capital Corp to Mogul Energy International, Inc., United Hydrocarbon Corporation and Barisan Energy Limited dated September 21, 2009.

2

EXECUTION VERSION

SCHEDULE 4.1 (34)

UHC Intellectual Property

None

EXECUTION VERSION

SCHEDULE 4.1 (36)

Employment Matters (UHC)

1.             Executive Employment Agreement dated October 10, 2009, between United Hydrocarbon Corporation and Arthur Halleran.

EXECUTION VERSION

SCHEDULE 4.5 (47)

Material Contracts (Vesta)

1. Transfer Agency Agreement made as of July 16, 2008 between Vesta and Olympia Transfer Services Inc.

2. Escrow Agreement made as of July 16, 2008 among Vesta, Olympia Transfer Services Inc. and certain principal shareholders of Vesta.

3. Agency Agreement dated for reference July 16, 2008 between Vesta and Canaccord Capital Corporation.

4. Agent's Option Certificate made by Vesta in favour of Canaccord Capital Corporation evidencing the Vesta Agent's Options.

5. Incentive Stock Option Agreements between Vesta and each of Harold Wolkin, Frank Bellotti and Lawrence Freedman evidencing the existing Vesta Plan Options.

6. Escrow Agreement made as of September 9, 2008 among Vesta, Olympia Transfer Services Inc. and Pinetree Income Partnership.

7. Letter of Intent dated October 30, 2008 (as amended and restated on January 6, 2009 between Vesta and 3GSolar Ltd.

8. Engagement Letter dated October 21, 2009 between Vesta and Canaccord Capital Corporation.

9. Promissory Note dated February 11, 2009 made by 3GSolar Ltd. in favour of Vesta evidencing the 3GLoan.

10. Fixed Charge Agreement dated February 11, 2009 between Vesta and 3GSolar Ltd.

11. Floating Charge Agreement dated February 11, 2009 between Vesta and 3GSolar Ltd.

12. Letter of Intent dated September 21, 2009 among Vesta, UHC and Barisan.